- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
- --------------------------------------------------------------------------------

                                    FORM 11-K




            (X)   ANNUAL REPORT PURSUANT TO SECTION 15(d) OF
                  THE SECURITIES EXCHANGE ACT OF 1934
            For the fiscal year ended December 31, 1995


                                       OR



            (  )  TRANSITION REPORT PURSUANT TO 15(d) OF
                  THE SECURITIES EXCHANGE ACT OF 1934
            For the transition period from .......... to ..........




            Commission file number 1-4879
                                   ------



               DIEBOLD, INCORPORATED RETIREE MEDICAL FUNDING PLAN
- --------------------------------------------------------------------------------
                           FOR NEWARK HOURLY EMPLOYEES
                           ---------------------------
                            (Full title of the plan)







             Diebold, Incorporated 5995 Mayfair Road P.O. Box 3077
                         North Canton, Ohio 44720-8077
- --------------------------------------------------------------------------------
             (Name of issuer of the securities held by the plan and
                 the address of its principal executive office)

                              REQUIRED INFORMATION



Audited plan financial statements and schedules prepared in accordance with the financial reporting requirements of the Employee Retirement Income Security Act of 1974, as amended, are filed herewith in lieu of the requirements of an audited statement of financial condition and statement of income and changes in plan equity.




Financial Statements and Exhibits
- ---------------------------------


A) The following financial statements and schedules are filed as part of this annual report:

     1) Statement of Net Assets Available for Benefits - December 31, 1995 and 1994

     2) Statement of Changes in Net Assets Available for Benefits - Year Ended December 31, 1995 and Period Beginning August 16, 1994 through December 31, 1994

     3)   Notes to Financial Statements - December 31, 1995 and 1994

     4) Schedule 1 - Item 27 a - Schedule of Assets Held for Investment Purposes - December 31, 1995

     5) Schedule 2 - Item 27 d - Schedule of Reportable Transactions - Year Ended December 31, 1995



B)   The following exhibit is filed as part of this annual report:

     23.  Consent of Independent Auditors


All other schedules required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because there is no information to report.

                          INDEPENDENT AUDITORS' REPORT



The Plan Administrator and Participants
Diebold, Incorporated Retiree Medical Funding Plan for Newark Hourly Employees


We have audited the accompanying statements of net assets available for benefits of Diebold, Incorporated Retiree Medical Funding Plan for Newark Hourly Employees as of December 31, 1995 and 1994, and the related statements of changes in net assets available for benefits for the year ended December 31, 1995 and period beginning August 16, 1994 through December 31, 1994. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Diebold, Incorporated Retiree Medical Funding Plan for Newark Hourly Employees as of December 31, 1995 and 1994, and the changes in net assets available for benefits for the year ended December 31, 1995 and period beginning August 16, 1994 through December 31, 1994 in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes and reportable transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.


/s/ KPMG Peat Marwick LLP
KPMG PEAT MARWICK LLP
Cleveland, Ohio
June 6, 1996

 DIEBOLD, INCORPORATED RETIREE MEDICAL FUNDING PLAN FOR NEWARK HOURLY EMPLOYEES
                 STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS
                           (WITH FUND INFORMATION)
                                DECEMBER 31, 1995





                                                                      PARTICIPANT DIRECTED
                                       ----------------------------------------------------------------------------------------
                                        MANAGED    COMPANY   GROWTH     EQUITY               INVESTMENT  RETIREMENT     TOTAL
                                        INCOME      STOCK    COMPANY     INDEX    BALANCED   GRADE BOND  GOVERNMENT      ALL
                                       PORTFOLIO     FUND     FUND     PORTFOLIO    FUND        FUND        FUND        FUNDS
                                       ---------   -------   -------   ---------  --------   ----------  ----------    --------
Assets:
 Investments, at fair value -
  Guaranteed Investment Contracts -
    Fidelity Managed Income
    Portfolio                           $21,009    $    --   $    --    $    --    $    --     $    --     $    --     $ 21,009

  Equities -
   Diebold, Incorporated
    Common Shares                            --     88,379        --         --         --          --          --       88,379

  Mutual funds -
   Fidelity Mutual Funds                     --         --    57,951     31,442     29,264      19,950          --      138,607

  Fidelity Retirement
   Government Money Market                   --         --        --         --         --          --      31,036       31,036

  Victory Financial Reserves
    Portfolio                             1,729      4,803     3,283      1,862      1,709       1,200       1,938       16,524
                                        -------    -------   -------    -------    -------     -------     -------     --------

   Total investments                     22,738     93,182    61,234     33,304     30,973      21,150      32,974      295,555

Cash                                      1,692         --        --         --         --          --          --        1,692

Accrued income                              112         16       344          6          5         112         147          742
                                        -------    -------   -------    -------    -------     -------     -------     --------
  Total assets                           24,542     93,198    61,578     33,310     30,978      21,262      33,121      297,989

Accounts payable                             --        543       392        217        347         478          62        2,039
                                        -------    -------   -------    -------    -------     -------     -------     --------


Net assets available
  for benefits:                         $24,542    $92,655   $61,186    $33,093    $30,631     $20,784     $33,059     $295,950
                                        =======    =======   =======    =======    =======     =======     =======     ========






See accompanying notes to financial statements.

 DIEBOLD, INCORPORATED RETIREE MEDICAL FUNDING PLAN FOR NEWARK HOURLY EMPLOYEES
                 STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS
                           (WITH FUND INFORMATION)
                                DECEMBER 31, 1994





                                                                        PARTICIPANT DIRECTED
                                       ------------------------------------------------------------------------------------
                                        MANAGED    COMPANY   GROWTH    EQUITY               INVESTMENT  RETIREMENT   TOTAL
                                        INCOME      STOCK    COMPANY    INDEX     BALANCED  GRADE BOND  GOVERNMENT    ALL
                                       PORTFOLIO    FUND      FUND    PORTFOLIO     FUND       FUND        FUND      FUNDS
                                       ---------   -------   -------  ---------   --------  ----------  ----------  -------
Assets:
 Investments, at fair value -
  Guaranteed Investment Contracts -
   Fidelity Managed Income
    Portfolio                           $5,624     $    --   $    --    $   --     $   --     $   --     $   --     $ 5,624

  Equities -
   Diebold, Incorporated
    Common Shares                           --      12,954        --        --         --         --         --      12,954

  Mutual funds -
   Fidelity Mutual Funds                    --          --     8,835     4,936      5,027      3,612         --      22,410

  Fidelity Retirement
   Government Money Market                  --          --        --        --         --         --      7,628       7,628

  Victory Financial Reserves
   Portfolio                             1,511       4,985     3,296     1,907      1,852      1,260      2,043      16,854
                                        ------     -------   -------    ------     ------     ------     ------     -------

   Total investments                     7,135      17,939    12,131     6,843      6,879      4,872      9,671      65,470


Accrued income                               4          15         8         5          5          3          5          45
                                        ------     -------   -------    ------     ------     ------     ------     -------
  Total assets                           7,139      17,954    12,139     6,848      6,884      4,875      9,676      65,515

Accounts payable                         1,500          --        --        --         --         --      2,043       3,543
                                        ------     -------   -------    ------     ------     ------     ------     -------


Net assets available
   for benefits:                        $5,639     $17,954   $12,139    $6,848     $6,884     $4,875     $7,633     $61,972
                                        ======     =======   =======    ======     ======     ======     ======     =======






See accompanying notes to financial statements.

 DIEBOLD, INCORPORATED RETIREE MEDICAL FUNDING PLAN FOR NEWARK HOURLY EMPLOYEES
            STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
                           (WITH FUND INFORMATION)
                                DECEMBER 31, 1995





                                                                        PARTICIPANT DIRECTED
                                     ---------------------------------------------------------------------------------------------
                                      MANAGED     COMPANY     GROWTH      EQUITY                INVESTMENT  RETIREMENT      TOTAL
                                      INCOME       STOCK      COMPANY      INDEX     BALANCED   GRADE BOND  GOVERNMENT       ALL
                                     PORTFOLIO     FUND        FUND      PORTFOLIO     FUND        FUND        FUND         FUNDS
                                     ---------   --------    --------    ---------   --------   ----------  ----------    --------
Additions:
 Contributions
  Participant                        $ 13,857    $ 41,643    $ 30,329    $ 16,205    $ 16,780    $ 11,499    $  18,786    $149,099
  Employer                              4,159      12,491       9,098       4,863       5,036       3,451        5,638      44,736
                                     --------    --------    --------    --------    --------    --------    ---------    --------
                                       18,016      54,134      39,427      21,068      21,816      14,950       24,424     193,835

 Investment income:
  Registered Investment
   Funds                                  879         193       3,058         710         895         958        1,131       7,824
  Dividends                                --         985          --          --          --          --           --         985
  Net appreciation in the
   fair value of investments               --      19,917       7,291       4,846       1,541         878           --      34,473
                                     --------    --------    --------    --------    --------    --------    ---------    --------
                                          879      21,095      10,349       5,556       2,436       1,836        1,131      43,282
                                     --------    --------    --------    --------    --------    --------    ---------    --------
   Total additions                     18,895      75,229      49,776      26,624      24,252      16,786       25,555     237,117

Deductions:
 Withdrawals                               --        (944)     (1,046)       (282)       (504)       (288)        (75)      (3,139)
                                     --------    --------    --------    --------    --------    --------    ---------    --------
   Excess of additions
   over deductions                     18,895      74,285      48,730      26,342      23,748      16,498       25,480     233,978

Transfers between funds                     8         416         317         (97)         (1)       (589)         (54)         --

Net assets available for benefits:
  Beginning of year                     5,639      17,954      12,139       6,848       6,884       4,875        7,633      61,972
                                     --------    --------    --------    --------    --------    --------    ---------    --------


  End of year                        $ 24,542    $ 92,655    $ 61,186    $ 33,093    $ 30,631    $ 20,784    $  33,059    $295,950
                                     ========    ========    ========    ========    ========    ========    =========    ========












See accompanying notes to financial statements.

 DIEBOLD, INCORPORATED RETIREE MEDICAL FUNDING PLAN FOR NEWARK HOURLY EMPLOYEES
            STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
                           (WITH FUND INFORMATION)
           PERIOD BEGINNING AUGUST 16, 1994 THROUGH DECEMBER 31, 1994





                                                                        PARTICIPANT DIRECTED
                                     -----------------------------------------------------------------------------------------
                                      MANAGED     COMPANY     GROWTH     EQUITY               INVESTMENT  RETIREMENT   TOTAL
                                       INCOME      STOCK      COMPANY     INDEX     BALANCED  GRADE BOND  GOVERNMENT    ALL
                                     PORTFOLIO     FUND        FUND     PORTFOLIO     FUND       FUND        FUND      FUNDS
                                     ---------   --------    --------   ---------   --------   ---------  ----------  --------
Additions:
 Contributions
  Participant                        $  4,311    $ 14,250    $  9,410    $ 5,315    $ 5,334    $ 3,773    $  5,840    $ 48,233
  Employer                              1,294       4,274       2,823      1,595      1,601      1,132       1,753      14,472
                                     --------    --------    --------    -------    -------    -------    --------    --------
                                        5,605      18,524      12,233      6,910      6,935      4,905       7,593      62,705

 Investment income/(loss):
  Registered Investment
   Funds                                   34          46         342         14         52         35          40         563
  Dividends                                --          59          --         --         --         --          --          59
  Net depreciation in the
   fair value of investments               --        (675)       (436)       (76)      (103)       (65)         --      (1,355)
                                     --------    --------    --------    -------    -------    -------    --------    --------
                                           34        (570)        (94)       (62)       (51)       (30)         40        (733)
                                     --------    --------    --------    -------    -------    -------    --------    --------
   Total additions, net                 5,639      17,954      12,139      6,848      6,884      4,875       7,633      61,972


Net assets available for benefits:
  Beginning of period,
    August 16, 1994                        --          --          --         --         --         --          --          --
                                     --------    --------    --------    -------    -------    -------    --------    --------


  End of period                      $  5,639    $ 17,954    $ 12,139    $ 6,848    $ 6,884    $ 4,875    $  7,633    $ 61,972
                                     ========    ========    ========    =======    =======    =======    ========    ========












See accompanying notes to financial statements.

 DIEBOLD, INCORPORATED RETIREE MEDICAL FUNDING PLAN FOR NEWARK HOURLY EMPLOYEES
                          NOTES TO FINANCIAL STATEMENTS


(1)  Description of the Plan
     -----------------------

     The following brief description of the Diebold, Incorporated Retiree Medical Funding Plan for Newark Hourly Employees (the "Plan") provides only general information. Participants should refer to the Plan document for a more complete description of the Plan's provisions.

     (a)  General
          -------

          The Board of Directors of Diebold, Incorporated (the "Employer") established this defined contribution plan effective as of August 16, 1994. The Plan covers all hourly employees of the Employer at the Newark, Ohio facility who are represented by Local 710 of the International Union of Electrical Workers, who have completed ninety days of employment and have attained the age of twenty-one. The Plan is subject to certain provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

     (b)  Contributions
          -------------

          For the years ended December 31, 1995 and 1994, the Plan allowed each participant to contribute from one to three percent (in one percent increments) of pre-tax compensation, but not in excess of the maximum amount permitted by the Internal Revenue Code of 1986.

          In 1995 and 1994, the Employer contributed as a Basic Matching Contribution an amount equal to thirty percent of participant's pre-tax contributions during each payroll period up to three percent of the participant's compensation in such payroll period.

     (c)  Participants' Accounts
          ----------------------

          The Employer, as the Plan administrator for the Plan, established two separate accounts for each participant, a Regular Account and a Retiree Medical Funding Account. All participant contributions are deposited into the Regular Account and all Employer contributions are deposited into the Retiree Medical Funding Account. Each participant may direct that his or her contributions to the Regular Account as well as all Employer contributions to the Retiree Medical Funding Account be invested in the Managed Income Portfolio, the Company Stock Fund, the Growth Company Fund, the Equity Index Portfolio, the Balanced Fund, the Investment Grade Bond Fund, the Retirement Government Money Market Fund, or any combination thereof with the minimum investment in any fund/portfolio of ten percent.

     (d)  Vesting
          -------

          A participant's pre-tax contributions and earnings and the Employer's pre-tax contributions and earnings are immediately vested and nonforfeitable.

 DIEBOLD, INCORPORATED RETIREE MEDICAL FUNDING PLAN FOR NEWARK HOURLY EMPLOYEES
                          NOTES TO FINANCIAL STATEMENTS

                                   (continued)

             (e)  Distribution of Benefits
                  ------------------------

                  Upon termination of service with the Employer or affiliate, a participant shall receive his or her total account balance in a lump sum payment if such total account balance does not exceed $3,500. Otherwise, the participant may elect to receive his or her total account balance in a lump sum payment upon termination or defer receipt until retirement date. A participant entitled to a distribution may elect to receive the portion of his or her lump sum distribution payable from the Company Stock Fund in cash or Employer's stock.

             (f)  Withdrawals
                  -----------

                  A financial hardship provision is available, enabling a participant to withdraw an amount to cover an immediate and heavy financial need.

             (g)  Expenses
                  --------

                  All costs and expenses incident to the administration of the Plan and the management of the trust fund are paid by the Plan administrator.

         (2)  Summary of Significant Accounting Policies
              ------------------------------------------

              (a) Basis of Presentation
                  ---------------------

                  The accompanying financial statements have been prepared on an accrual basis in accordance with generally accepted accounting principles.

              (b) Investments
                  -----------

                  The Plan's investments are stated at fair value as of the last business day of the Plan year. Shares of registered investment companies are valued at quoted market prices which represent the net asset value of shares held by the Plan at year-end. The Company stock is valued at its quoted market price. All purchases and sales transactions are recorded on a trade date basis.

              (c) Reclassifications
                  -----------------

                  Certain reclassifications have been made to the prior period financial statements to conform with current presentation format.

         (3)  Federal Income Taxes
              --------------------

              The Plan administrator has not received a determination letter from the Internal Revenue Service in regards to the Plan's tax status. The Plan administrator believes that the Plan qualifies under the provisions of Section 401(a) and 401(k) of the Internal Revenue Code and that the trust qualifies under Section 501(a) of the Internal Revenue Code as exempt from federal income taxes.

         (4)  Plan Termination
              ----------------

              Although it has not expressed any intent to do so, the Employer reserves the right at any time, by action of its Board of Directors, to terminate the Plan or discontinue contributions thereto.

                                                                      Schedule 1
                                                                      ----------

 DIEBOLD, INCORPORATED RETIREE MEDICAL FUNDING PLAN FOR NEWARK HOURLY EMPLOYEES
           ITEM 27 a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                                DECEMBER 31, 1995
                                 EIN: 34-0183970
                                Plan Number: 014



Column A            Column B                              Column C                      Column D        Column E
- --------            --------                              --------                      --------        --------

                                                  Description of Investment
                Identity of Issue,              Including Maturity Date, Rate
                Borrower, Lessor,               of Interest, Collateral, Par, or                        Current
                or Similar Party                       Maturity Value                     Cost           Value
                ----------------                       --------------                     ----           -----
                Fidelity Investments            Guaranteed Investment Contracts         $ 21,009        $ 21,009

                Diebold, Incorporated           1,596 Shares Common Stock                 69,136          88,379

                Fidelity Investments            Growth Company Fund                       51,096          57,951

                Fidelity Investments            Equity Index Portfolio                    26,671          31,442

                Fidelity Investments            Balanced Fund                             27,825          29,264

                Fidelity Investments            Investment Grade Bond Fund                19,137          19,950

                Fidelity Investments            Retirement Government Money Market        31,036          31,036

  *             Society Bank                    Victory Financial Reserves Portfolio      16,524          16,524

                                                Cash                                       1,692           1,692
                                                                                        --------        --------

                                                                                        $264,126        $297,247
                                                                                        ========        ========

- ----------
*  Party-in-interest







See accompanying independent auditor's report.

                                                                      Schedule 2
                                                                      ----------


 DIEBOLD, INCORPORATED RETIREE MEDICAL FUNDING PLAN FOR NEWARK HOURLY EMPLOYEES
                 ITEM 27 d - SCHEDULE OF REPORTABLE TRANSACTIONS
                          YEAR ENDED DECEMBER 31, 1995
                                 EIN: 34-0183970
                                Plan Number: 014




Reportable transactions for the year ended December 31, 1995 as reported by the Plan's trustee, Society National Bank, now known as Key Bank, are listed on the subsequent pages as follows:




                             FUND                                             PAGES
                ------------------------------------                          -----
                Managed Income Portfolio                                     12 - 15
                Company Stock Fund                                           16 - 20
                Growth Company Fund                                          21 - 27
                Equity Index Portfolio                                       28 - 33
                Balanced Fund                                                34 - 39
                Investment Grade Bond Fund                                   40 - 45
                Retirement Government Fund                                   46 - 50

The following key may be used to correlate the information provided by the Plan's Trustee to the presentation required by the Employee Retirement Income Security Act of 1974 (ERISA) and its related regulations for Category 1 transactions:


                ERISA Presentation                                      Plan Trustee Presentation
                ------------------                                      -------------------------
                (A) Identity of party involved                          Identified in heading
                (B) Description of assets                               Issue, shares/par value, description
                (C) Purchase price                                      Cash, purchase/sale proceeds
                (D) Selling price                                       Cash, purchase/sale proceeds
                (E) Lease/rental                                        Not used
                (F) Expense incurred with transaction                   Transaction expense
                (G) Cost of asset                                       Historical cost
                (H) Current value of asset on transaction date          Cash, purchase/sale proceeds
                (I) Net gain or (loss)                                  Not used


See accompanying independent auditor's report.

07662-026
DIEBOLD NEWARK HRLY 401K- MNGD INC
PAGE 24
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                   COMPUTED ON A 12/31/94 VALUE OF $5,635.05
                    ***************************************

  TRADE          SHARES/      PURCHASE/             UNIT          TRANSACTION      PURCHASE/SALE       HISTORICAL
  DATE           PAR VALUE      SALE                PRICE            EXPENSE          PROCEEDS            COST
                  FIDELITY MANAGED INCOME PORTFOLIO
               ----------------------------------------
 01/10/95             20      REINVESTED             0.00              0.00              -20.37             20.37
  1/23/95          1,150      PURCHASED              1.00              0.00           -1,150.00          1,150.00
  2/ 1/95            350      PURCHASED              1.00              0.00             -350.00            350.00
 02/07/95             29      REINVESTED             0.00              0.00              -29.01             29.01
  2/17/95            750      PURCHASED              1.00              0.00             -750.00            750.00
 03/15/95             34      REINVESTED             0.00              0.00              -33.66             33.66
  3/20/95          1,800      PURCHASED              1.00              0.00           -1,800.00          1,800.00
  4/ 3/95            600      PURCHASED              1.00              0.00             -600.00            600.00
 04/12/95             44      REINVESTED             0.00              0.00              -44.16             44.16
 05/10/95             51      REINVESTED             0.00              0.00              -51.08             51.08
  5/15/95          1,600      PURCHASED              1.00              0.00           -1,600.00          1,600.00
  6/14/95          1,600      PURCHASED              1.00              0.00           -1,600.00          1,600.00
 06/21/95             58      REINVESTED             0.00              0.00              -57.57             57.57
 07/13/95             64      REINVESTED             0.00              0.00              -64.37             64.37
  7/13/95          1,300      PURCHASED              1.00              0.00           -1,300.00          1,300.00
  8/ 2/95          1,200      PURCHASED              1.00              0.00           -1,200.00          1,200.00
 08/07/95             73      REINVESTED             0.00              0.00              -73.44             73.44
  8/16/95            800      PURCHASED              1.00              0.00             -800.00            800.00
  9/ 5/95          1,200      PURCHASED              1.00              0.00           -1,200.00          1,200.00
 09/06/95             84      REINVESTED             0.00              0.00              -83.82             83.82
 10/16/95          2,300      PURCHASED              1.00              0.00           -2,300.00          2,300.00
 11/10/95             89      REINVESTED             0.00              0.00              -88.54             88.54
 11/10/95             93      REINVESTED             0.00              0.00              -92.61             92.61
 12/15/95             96      REINVESTED             0.00              0.00              -95.87             95.87

                   TOTAL                                               0.00           15,384.50         15,384.50

07662-026
DIEBOLD NEWARK HRLY 401K- MNGD INC
PAGE 25
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                   COMPUTED ON A 12/31/94 VALUE OF $5,635.05
                    ***************************************

  TRADE          SHARES/      PURCHASE/             UNIT          TRANSACTION      PURCHASE/SALE       HISTORICAL
  DATE           PAR VALUE      SALE                PRICE            EXPENSE          PROCEEDS            COST
                   VICTORY FINANCIAL RESERVES PORT
              ------------------------------------------
  4/ 3/95            331      PURCHASED              1.00              0.00             -331.00            331.00
  4/ 4/95            292      SOLD                   1.00              0.00              291.87            291.87
  4/10/95            295      PURCHASED              1.00              0.00             -295.18            295.18
  4/18/95            348      PURCHASED              1.00              0.00             -348.48            348.48
  4/25/95            304      PURCHASED              1.00              0.00             -303.50            303.50
  5/ 1/95              2      PURCHASED              1.00              0.00               -2.22              2.22
  5/ 2/95            313      PURCHASED              1.00              0.00             -312.73            312.73
  5/ 8/95            325      PURCHASED              1.00              0.00             -325.45            325.45
  5/15/95            317      PURCHASED              1.00              0.00             -316.84            316.84
  5/16/95          1,600      SOLD                   1.00              0.00            1,600.00          1,600.00
  5/24/95            323      PURCHASED              1.00              0.00             -323.14            323.14
  5/30/95            343      PURCHASED              1.00              0.00             -342.62            342.62
  6/ 2/95              5      PURCHASED              1.00              0.00               -4.72              4.72
  6/ 6/95            333      PURCHASED              1.00              0.00             -333.00            333.00
  6/12/95            300      PURCHASED              1.00              0.00             -299.58            299.58
  6/15/95          1,600      SOLD                   1.00              0.00            1,600.00          1,600.00
  6/20/95            331      PURCHASED              1.00              0.00             -330.65            330.65
  6/27/95            314      PURCHASED              1.00              0.00             -313.90            313.90
  7/ 3/95            322      PURCHASED              1.00              0.00             -321.58            321.58
  7/10/95            336      PURCHASED              1.00              0.00             -335.67            335.67
  7/14/95          1,300      SOLD                   1.00              0.00            1,300.00          1,300.00
  7/18/95            313      PURCHASED              1.00              9.00             -312.91            312.91
  7/25/95            460      PURCHASED              1.00              0.00             -459.85            459.85
  8/ 1/95            476      PURCHASED              1.00              0.00             -475.83            475.83
  8/ 3/95          1,200      SOLD                   1.00              0.00            1,200.00          1,200.00
  8/ 8/95            333      PURCHASED              1.00              0.00             -332.72            332.72
  8/15/95            382      PURCHASED              1.00              0.00             -382.45            382.45
  8/17/95            800      SOLD                   1.00              0.00              800.00            800.00
  8/22/95            369      PURCHASED              1.00              0.00             -368.88            368.88
  8/29/95            386      PURCHASED              1.00              0.00             -385.94            385.94
  9/ 1/95              2      PURCHASED              1.00              0.00               -1.84              1.84

07662-026
DIEBOLD NEWARK HRLY 401K- MNGD INC
PAGE 26
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                   COMPUTED ON A 12/31/94 VALUE OF $5,635.05
                    ***************************************

  TRADE          SHARES/      PURCHASE/             UNIT          TRANSACTION      PURCHASE/SALE       HISTORICAL
  DATE           PAR VALUE      SALE                PRICE            EXPENSE          PROCEEDS            COST
  9/ 6/95            721      SOLD                   1.00              0.00              720.64            720.64
  9/12/95            350      PURCHASED              1.00              0.00             -350.22            350.22
  9/20/95            391      PURCHASED              1.00              0.00             -390.74            390.74
  9/25/95            429      PURCHASED              1.00              0.00             -428.69            428.69
 10/ 2/95              3      PURCHASED              1.00              0.00               -2.70              2.70
 10/ 4/95            401      PURCHASED              1.00              0.00             -401.22            401.22
 10/11/95            369      PURCHASED              1.00              0.00             -369.27            369.27
 10/16/95            364      PURCHASED              1.00              0.00             -363.73            363.73
 10/17/95          2,300      SOLD                   1.00              0.00            2,300.00          2,300.00
 10/24/95            373      PURCHASED              1.00              0.00             -372.79            372.79
 10/31/95            361      PURCHASED              1.00              0.00             -361.07            361.07
 11/ 1/95              5      PURCHASED              1.00              0.00               -4.53              4.53
 11/ 6/95            410      PURCHASED              1.00              0.00             -409.93            409.93
 11/10/95          1,202      SOLD                   1.00              0.00            1,202.08          1,202.08
 11/14/95            384      PURCHASED              1.00              0.00             -383.92            383.92
 11/16/95            385      SOLD                   1.00              0.00              384.90            384.90
 11/20/95            288      PURCHASED              1.00              0.00             -287.51            287.51
 12/ 1/95              2      PURCHASED              1.00              0.00               -1.81              1.81
 12/ 5/95            318      PURCHASED              1.00              0.00             -318.19            318.19
 12/12/95            354      PURCHASED              1.00              0.00             -354.20            354.20
 12/19/95            350      PURCHASED              1.00              0.00             -349.98            349.98
 12/27/95            417      PURCHASED              1.00              0.00             -416.86            416.86

                   TOTAL                                               0.00           24,527.53         24,527.53

                     VICTORY PRIME OBLIGATIONS FUND
                -----------------------------------------
  1/ 3/95          1,500      SOLD                   1.00              0.00            1,500.00          1,500.00
  1/ 4/95              4      PURCHASED              1.00              0.00               -3.77              3.77
  1/ 6/95            251      PURCHASED              1.00              0.00             -250.97            250.97
  1/10/95            253      PURCHASED              1.00              0.00             -253.07            253.07
  1/18/95            305      PURCHASED              1.00              0.00             -304.72            304.72
  1/23/95            352      PURCHASED              1.00              0.00             -351.80            351.80

07662-026
DIEBOLD NEWARK HRLY 401K- MNGD INC
PAGE 27
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                   COMPUTED ON A 12/31/94 VALUE OF $5,635.05
                    ***************************************

  TRADE          SHARES/      PURCHASE/             UNIT          TRANSACTION      PURCHASE/SALE       HISTORICAL
  DATE           PAR VALUE      SALE                PRICE            EXPENSE          PROCEEDS            COST
  1/24/95          1,150      SOLD                   1.00              0.00            1,150.00          1,150.00
  1/30/95            359      PURCHASED              1.00              0.00             -358.76            358.76
  2/ 2/95            348      SOLD                   1.00              0.00              347.97            347.97
  2/ 7/95            369      PURCHASED              1.00              0.00             -368.51            368.51
  2/13/95            349      PURCHASED              1.00              0.00             -349.40            349.40
  2/21/95            344      SOLD                   1.00              0.00              344.26            344.26
  2/28/95            374      PURCHASED              1.00              0.00             -373.66            373.66
  3/ 2/95              2      PURCHASED              1.00              0.00               -1.87              1.87
  3/ 6/95            355      PURCHASED              1.00              0.00             -355.24            355.24
  3/14/95            345      PURCHASED              1.00              0.00             -344.74            344.74
  3/20/95            327      PURCHASED              1.00              0.00             -327.19            327.19
  3/21/95          1,800      SOLD                   1.00              0.00            1,800.00          1,800.00
  3/29/95            319      PURCHASED              1.00              0.00             -318.69            318.69
  4/ 3/95            331      SOLD                   1.00              0.00              331.00            331.00

                   TOTAL                                               0.00            9,435.62          9,435.62

07662-006
DIEBOLD NEWARK HRLY 401K- STOCK FD
PAGE 23
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                   COMPUTED ON A 12/31/94 VALUE OF $17,939.31
                    ***************************************

  TRADE          SHARES/      PURCHASE/             UNIT          TRANSACTION      PURCHASE/SALE       HISTORICAL
  DATE           PAR VALUE      SALE                PRICE            EXPENSE          PROCEEDS            COST
                              DIEBOLD INC
                  ------------------------------------
 12/29/94            119      PURCHASED             41.53              7.14           -4,941.71          4,941.71
  1/23/95            102      PURCHASED             35.00              6.12           -3,570.00          3,570.00
  2/ 1/95             28      PURCHASED             35.31              1.68             -988.68            988.68
  2/16/95             60      PURCHASED             35.71              5.40           -2,142.90          2,142.90
  3/17/95            149      PURCHASED             36.09             13.41           -5,377.41          5,377.41
  3/30/95             26      PURCHASED             35.96              2.34             -935.09            935.09
  4/ 3/95             25      PURCHASED             35.72              2.25             -892.88            892.88
  5/15/95            116      PURCHASED             41.36              6.96           -4,797.64          4,797.64
  7/18/95            193      PURCHASED             45.56             11.58           -8,793.08          8,793.08
  8/ 2/95             88      PURCHASED             46.59              7.92           -4,099.92          4,099.92
  8/18/95             47      PURCHASED             46.31              2.82           -2,176.57          2,176.57
  9/ 1/95             51      PURCHASED             46.68              3.06           -2,380.93          2,380.93
  9/ 5/95             28      PURCHASED             46.34              2.52           -1,297.52          1,297.52
 10/16/95            148      PURCHASED             49.09             13.32           -7,265.32          7,265.32
 11/30/95              5      PURCHASED             57.63              0.20             -288.15            288.15
 12/ 1/95             96      PURCHASED             57.91              3.84           -5,559.55          5,559.55

                   TOTAL                                              90.56           55,507.35         55,507.35

                   VICTORY FINANCIAL RESERVES PORT
               -----------------------------------------
  4/ 3/95            953      PURCHASED              1.00              0.00             -952.81            952.81
  4/ 4/95            929      PURCHASED              1.00              0.00             -929.33            929.33
  4/ 7/95            935      SOLD                   1.00              0.00              935.09            935.09
  4/10/95            984      PURCHASED              1.00              0.00             -984.29            984.29
  4/11/95            893      SOLD                   1.00              0.00              892.88            892.88
  4/18/95          1,023      PURCHASED              1.00              0.00           -1,023.38          1,023.38
  4/25/95            905      PURCHASED              1.00              0.00             -905.22            905.22
  5/ 1/95              8      PURCHASED              1.00              0.00               -8.12              8.12
  5/ 2/95            984      PURCHASED              1.00              0.00             -984.48            984.48

07662-006
DIEBOLD NEWARK HRLY 401K- STOCK FD
PAGE 24
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                   COMPUTED ON A 12/31/94 VALUE OF $17,939.31
                    ***************************************

  TRADE          SHARES/      PURCHASE/             UNIT          TRANSACTION      PURCHASE/SALE       HISTORICAL
  DATE           PAR VALUE      SALE                PRICE            EXPENSE          PROCEEDS            COST
  5/ 8/95            921      PURCHASED              1.00              0.00             -921.17            921.17
  5/15/95            889      PURCHASED              1.00              0.00             -888.89            888.89
  5/23/95          4,798      SOLD                   1.00              0.00            4,797.64          4,797.64
  5/24/95          1,030      PURCHASED              1.00              0.00           -1,030.34          1,030.34
  5/30/95            985      PURCHASED              1.00              0.00             -985.49            985.49
  6/ 2/95             19      PURCHASED              1.00              0.00              -19.28             19.28
  6/ 6/95            945      PURCHASED              1.00              0.00             -944.84            944.84
  6/12/95          1,063      PURCHASED              1.00              0.00           -1,063.15          1,063.15
  6/20/95          1,017      PURCHASED              1.00              0.00           -1,016.93          1,016.93
  6/27/95            982      PURCHASED              1.00              0.00             -982.37            982.37
  7/ 3/95            982      PURCHASED              1.00              0.00             -982.19            982.19
  7/10/95            903      PURCHASED              1.00              0.00             -902.91            902.91
  7/18/95            929      PURCHASED              1.00              0.00             -928.64            928.64
  7/24/95          8,793      SOLD                   1.00              0.00            8,793.08          8,793.08
  7/25/95          1,324      PURCHASED              1.00              0.00           -1,324.03          1,324.03
  8/ 1/95          1,418      PURCHASED              1.00              0.00           -1,418.02          1,418.02
  8/ 3/95            431      PURCHASED              1.00              0.00             -431.19            431.19
  8/ 4/95             34      SOLD                   1.00              0.00               33.88             33.88
  8/ 8/95          3,049      SOLD                   1.00              0.00            3,048.83          3,048.83
  8/15/95          1,172      PURCHASED              1.00              0.00           -1,171.65          1,171.65
  8/22/95          1,089      PURCHASED              1.00              0.00           -1,089.40          1,089.40
  8/24/95          2,177      SOLD                   1.00              0.00            2,176.57          2,176.57
  8/29/95          1,212      PURCHASED              1.00              0.00           -1,212.33          1,212.33
  9/ 1/95             11      PURCHASED              1.00              0.00              -10.53             10.53
  9/ 6/95          1,348      PURCHASED              1.00              0.00           -1,348.19          1,348.19
  9/ 8/95          2,381      SOLD                   1.00              0.00            2,380.93          2,380.93
  9/11/95          1,004      SOLD                   1.00              0.00            1,004.48          1,004.48
  9/12/95          1,044      PURCHASED              1.00              0.00           -1,044.48          1,044.48
  9/20/95          1,117      PURCHASED              1.00              0.00           -1,117.04          1,117.04
  9/25/95          1,213      PURCHASED              1.00              0.00           -1,212.75          1,212.75
 10/ 2/95             10      PURCHASED              1.00              0.00              -10.28             10.28
 10/ 4/95          1,214      PURCHASED              1.00              0.00           -1,214.02          1,214.02
 10/11/95          1,229      PURCHASED              1.00              0.00           -1,229.10          1,229.10

07662-006
DIEBOLD NEWARK HRLY 401K- STOCK FD
PAGE 25
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                   COMPUTED ON A 12/31/94 VALUE OF $17,939.31
                    ***************************************

  TRADE          SHARES/      PURCHASE/             UNIT          TRANSACTION      PURCHASE/SALE       HISTORICAL
  DATE           PAR VALUE      SALE                PRICE            EXPENSE          PROCEEDS            COST
 10/16/95          1,173      PURCHASED              1.00              0.00           -1,173.33          1,173.33
 10/20/95          7,265      SOLD                   1.00              0.00            7,265.32          7,265.32
 10/24/95          1,205      PURCHASED              1.00              0.00           -1,204.93          1,204.93
 10/31/95          1,164      PURCHASED              1.00              0.00           -1,164.48          1,164.48
 11/ 1/95             17      PURCHASED              1.00              0.00              -17.19             17.19
 11/ 6/95          1,317      PURCHASED              1.00              0.00           -1,316.85          1,316.85
 11/10/95            382      SOLD                   1.00              0.00              382.44            382.44
 11/14/95          1,247      PURCHASED              1.00              0.00           -1,246.92          1,246.92
 11/20/95          1,236      PURCHASED              1.00              0.00           -1,236.23          1,236.23
 11/30/95          5,900      SOLD                   1.00              0.00            5,900.00          5,900.00
 12/ 1/95          5,919      PURCHASED              1.00              0.00           -5,918.61          5,918.61
 12/ 5/95            998      PURCHASED              1.00              0.00             -997.94            997.94
 12/ 6/95            288      SOLD                   1.00              0.00              288.15            288.15
 12/ 7/95          5,560      SOLD                   1.00              0.00            5,559.55          5,559.55
 12/11/95            359      PURCHASED              1.00              0.00             -358.80            358.80
 12/12/95          1,078      PURCHASED              1.00              0.00           -1,078.38          1,078.38
 12/19/95          1,074      PURCHASED              1.00              0.00           -1,073.95          1,073.95
 12/27/95          1,187      PURCHASED              1.00              0.00           -1,186.96          1,186.96

                   TOTAL                                               0.00           91,720.25         91,720.25

                  VICTORY PRIME OBLIGATIONS FUND
               ------------------------------------
  1/ 4/95             15      PURCHASED              1.00              0.00              -14.57             14.57
  1/ 6/95            828      PURCHASED              1.00              0.00             -827.55            827.55
  1/ 9/95          4,942      SOLD                   1.00              0.00            4,941.71          4,941.71
  1/10/95            824      PURCHASED              1.00              0.00             -824.49            824.49
  1/18/95            902      PURCHASED              1.00              0.00             -901.99            901.99
  1/23/95          1,009      PURCHASED              1.00              0.00           -1,008.68          1,008.68
  1/30/95            990      PURCHASED              1.00              0.00             -989.82            989.82
  1/31/95          3,570      SOLD                   1.00              0.00            3,570.00          3,570.00
  2/ 2/95             14      PURCHASED              1.00              0.00              -14.28             14.28
  2/ 7/95          1,071      PURCHASED              1.00              0.00           -1,071.18          1,071.18

07662-006
DIEBOLD NEWARK HRLY 401K- STOCK FD
PAGE 26
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                   COMPUTED ON A 12/31/94 VALUE OF $17,939.31
                    ***************************************

  TRADE          SHARES/      PURCHASE/             UNIT          TRANSACTION      PURCHASE/SALE       HISTORICAL
  DATE           PAR VALUE      SALE                PRICE            EXPENSE          PROCEEDS            COST
  2/ 9/95            989      SOLD                   1.00              0.00              988.68            988.68
  2/13/95          1,036      PURCHASED              1.00              0.00           -1,035.51          1,035.51
  2/21/95          1,138      PURCHASED              1.00              0.00           -1,137.65          1,137.65
  2/27/95          2,143      SOLD                   1.00              0.00            2,142.90          2,142.90
  2/28/95          1,071      PURCHASED              1.00              0.00           -1,070.98          1,070.98
  3/ 2/95              8      PURCHASED              1.00              0.00               -7.90              7.90
  3/ 6/95          1,093      PURCHASED              1.00              0.00           -1,092.59          1,092.59
  3/13/95            135      PURCHASED              1.00              0.00             -135.36            135.36
  3/14/95          1,017      PURCHASED              1.00              0.00           -1,016.77          1,016.77
  3/20/95            975      PURCHASED              1.00              0.00             -974.71            974.71
  3/27/95          5,377      SOLD                   1.00              0.00            5,377.41          5,377.41
  3/29/95            865      PURCHASED              1.00              0.00             -864.55            864.55
  4/ 3/95            953      SOLD                   1.00              0.00              952.81            952.81

                   TOTAL                                               0.00           30,962.09         30,962.09

07662-006
DIEBOLD NEWARK HRLY 401K- STOCK FD
PAGE 27
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                   BY BROKER
                   COMPUTED ON A 12/31/94 VALUE OF $17,939.31
                    ***************************************

  TRADE          SHARES/     BUY/                                 TRANSACTION                          HISTORICAL
  DATE           PAR VALUE   SELL   DESCRIPTION                      EXPENSE            CASH              COST
                           GOLDMAN SACHS & CO
                --------------------------------------
  8/ 2/95           88        B     DIEBOLD INC                         7.92          -4,099.92          4,099.92
  8/18/95           47        B     DIEBOLD INC                         2.82          -2,176.57          2,176.57
  9/ 1/95           51        B     DIEBOLD INC                         3.06          -2,380.93          2,380.93
 10/16/95          148        B     DIEBOLD INC                        13.32          -7,265.32          7,265.32

                              TOTAL GOLDMAN SACHS & CO                 27.12          15,922.74

                              MCDONALD & CO
                ---------------------------------------
  2/ 1/95           28        B     DIEBOLD INC                         1.68            -988.68            988.68
  3/17/95          149        B     DIEBOLD INC                        13.41          -5,377.41          5,377.41
  5/15/95          116        B     DIEBOLD INC                         6.96          -4,797.64          4,797.64
  7/18/95          193        B     DIEBOLD INC                        11.58          -8,793.08          8,793.08
  9/ 5/95           28        B     DIEBOLD INC                         2.52          -1,297.52          1,297.52
 11/30/95            5        B     DIEBOLD INC                         0.20            -288.15            288.15
 12/ 1/95           96        B     DIEBOLD INC                         3.84          -5,559.55          5,559.55

                              TOTAL MCDONALD & CO                      40.19          27,102.03

                         MORGAN STANLEY & CO.  INC.
                ---------------------------------------
 12/29/94          119        B     DIEBOLD INC                         7.14          -4,941.71          4,941.71
  1/23/95          102        B     DIEBOLD INC                         6.12          -3,570.00          3,570.00
  2/16/95           60        B     DIEBOLD INC                         5.40          -2,142.90          2,142.90
  3/30/95           26        B     DIEBOLD INC                         2.34            -935.09            935.09
  4/ 3/95           25        B     DIEBOLD INC                         2.25            -892.88            892.88

                              TOTAL MORGAN STANLEY CO. INC.            23.25          12,482.58

07662-036
DIEBOLD NEWARK HRLY 401K- GROWTH FD
PAGE 29
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                   COMPUTED ON A 12/31/94 VALUE OF $12,131.46
                    ****************************************

  TRADE          SHARES/      PURCHASE/             UNIT          TRANSACTION      PURCHASE/SALE       HISTORICAL
  DATE           PAR VALUE      SALE                PRICE            EXPENSE          PROCEEDS            COST
                              FIDELITY GROWTH CO FD
                   ----------------------------------------
 12/30/94            121      PURCHASED             27.26              0.00           -3,290.00          3,290.00
  1/23/95             86      PURCHASED             27.29              0.00           -2,350.00          2,350.00
  2/ 1/95             28      PURCHASED             27.16              0.00             -750.00            750.00
  2/17/95             54      PURCHASED             27.99              0.00           -1,500.00          1,500.00
  3/20/95            128      PURCHASED             28.94              0.00           -3,700.00          3,700.00
  4/ 3/95             48      PURCHASED             29.32              0.00           -1,400.00          1,400.00
  5/15/95            111      PURCHASED             31.61              0.00           -3,500.00          3,500.00
  6/14/95            111      PURCHASED             32.52              0.00           -3,600.00          3,600.00
  7/13/95             80      PURCHASED             36.19              0.00           -2,900.00          2,900.00
  8/ 2/95             68      PURCHASED             35.54              0.00           -2,400.00          2,400.00
  8/16/95             40      PURCHASED             37.31              0.00           -1,500.00          1,500.00
  9/ 5/95             72      PURCHASED             37.60              0.00           -2,700.00          2,700.00
 10/16/95            134      PURCHASED             37.27              0.00           -5,000.00          5,000.00
 11/30/95            120      PURCHASED             38.43              0.00           -4,600.00          4,600.00
 12/21/95              7      REINVESTED             0.00              0.00             -243.63            243.63
 12/15/95              3      PURCHASED             35.50              0.00             -121.92            121.92
 12/15/95             64      PURCHASED             35.50              0.00           -2,268.68          2,268.68

                   TOTAL                                               0.00           41,824.23         41,824.23

                      FIDELITY GROWTH COMPANY FUND REC
                  ---------------------------------------
12/30/94           3,290      SOLD                   1.00              0.00            3,290.00          3,290.00

07662-036
DIEBOLD NEWARK HRLY 401K- GROWTH FD
PAGE 30
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                   COMPUTED ON A 12/31/94 VALUE OF $12,131.46
                    ****************************************

  TRADE          SHARES/      PURCHASE/             UNIT          TRANSACTION      PURCHASE/SALE       HISTORICAL
  DATE           PAR VALUE      SALE                PRICE            EXPENSE          PROCEEDS            COST
                  FIDELITY GROWTH CO FUND RECEIVABLE
               -----------------------------------------
1/23/95          2,350        SOLD                   1.00              0.00            2,350.00          2,350.00

                  FIDELITY GROWTH COMPANY FUND REC
               -----------------------------------------
2/ 1/95           750         SOLD                   1.00              0.00              750.00            750.00

                  FIDELITY GROWTH COMPANY FUND REC
               -----------------------------------------
2/17/95          1,500        SOLD                   1.00              0.00            1,500.00          1,500.00

                  FIDELITY GROWTH CO FUND RECEIVABLE
               -----------------------------------------
3/20/95          3,700        SOLD                   1.00              0.00            3,700.00          3,700.00

                  FIDELITY GROWTH CO FUND RECEIVABLE
               -----------------------------------------
4/ 3/95          1,400        SOLD                   1.00              0.00            1,400.00          1,400.00

                  FIDELITY GROWTH COMPANY FUND REC
               -----------------------------------------
5/15/95          3,500        SOLD                   1.00              0.00            3,500.00          3,500.00

07662-036
DIEBOLD NEWARK HRLY 401K- GROWTH FD
PAGE 31
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                   COMPUTED ON A 12/31/94 VALUE OF $12,131.46
                    ****************************************

  TRADE          SHARES/      PURCHASE/             UNIT          TRANSACTION      PURCHASE/SALE       HISTORICAL
  DATE           PAR VALUE      SALE                PRICE            EXPENSE          PROCEEDS            COST
                  FIDELITY GROWTH CO FUND RECEIVABLE
               -----------------------------------------
6/14/95         3,600         SOLD                   1.00              0.00            3,600.00         3,600.00

                  FIDELITY GROWTH COMPANY FUND REC
               -----------------------------------------
7/13/95         2,900         SOLD                   1.00              0.00            2,900.00         2,900.00

                  FIDELITY GROWTH COMPANY FUND REC
               -----------------------------------------
8/ 2/95         2,400         SOLD                   1.00              0.00            2,400.00         2,400.00

                  FIDELITY GROWTH COMPANY FUND REC
               -----------------------------------------
8/16/95         1,500         SOLD                   1.00              0.00            1,500.00         1,500.00

                  FIDELITY GROWTH COMPANY FUND REC
               -----------------------------------------
9/ 5/95         2,700         SOLD                   1.00              0.00            2,700.00         2,700.00

                  VICTORY FINANCIAL RESERVES PORT
               -----------------------------------------
4/ 3/95            763        PURCHASED              1.00              0.00             -762.75            762.75
4/ 4/95            730        SOLD                   1.00              0.00              729.63            729.63
4/10/95            672        PURCHASED              1.00              0.00             -672.03            672.03
4/18/95            770        PURCHASED              1.00              0.00             -769.54            769.54
4/25/95            667        PURCHASED              1.00              0.00             -666.67            666.67
5/ 1/95              5        PURCHASED              1.00              0.00               -4.86              4.86

07662-036
DIEBOLD NEWARK HRLY 401K- GROWTH FD
PAGE 32
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                   COMPUTED ON A 12/31/94 VALUE OF $12,131.46
                    ****************************************

  TRADE          SHARES/      PURCHASE/             UNIT          TRANSACTION      PURCHASE/SALE       HISTORICAL
  DATE           PAR VALUE      SALE                PRICE            EXPENSE          PROCEEDS            COST
  5/ 2/95            704      PURCHASED              1.00              0.00             -703.58            703.58
  5/ 8/95            712      PURCHASED              1.00              0.00             -711.81            711.81
  5/15/95            708      PURCHASED              1.00              0.00             -708.30            708.30
  5/16/95          3,500      SOLD                   1.00              0.00            3,500.00          3,500.00
  5/24/95            761      PURCHASED              1.00              0.00             -760.68            760.68
  5/30/95            746      PURCHASED              1.00              0.00             -745.69            745.69
  6/ 2/95             10      PURCHASED              1.00              0.00              -10.45             10.45
  6/ 6/95            710      PURCHASED              1.00              0.00             -710.38            710.38
  6/12/95            685      PURCHASED              1:00              0.00             -684.83            684.83
  6/15/95          3,600      SOLD                   1.00              0.00            3,600.00          3,600.00
  6/20/95            704      PURCHASED              1.00              0.00             -703.61            703.61
  6/27/95            678      PURCHASED              1.00              0.00             -677.84            677.84
  7/ 3/95            725      PURCHASED              1.00              0.00             -725.49            725.49
  7/10/95            739      PURCHASED              1.00              0.00             -739.05            739.05
  7/14/95          2,900      SOLD                   1.00              0.00            2,900.00          2,900.00
  7/18/95            617      PURCHASED              1.00              0.00             -617.28            617.28
  7/25/95          1,033      PURCHASED              1.00              0.00           -1,033.25          1,033.25
  8/ 1/95          1,153      PURCHASED              1.00              0.00           -1,152.98          1,152.98
  8/ 3/95          2,703      SOLD                   1.00              0.00            2,702.66          2,702.66
  8/ 4/95             35      SOLD                   1.00              0.00               35.08             35.08
  8/ 8/95            656      PURCHASED              1.00              0.00             -655.98            655.98
  8/15/95            786      PURCHASED              1.00              0.00             -786.14            786.14
  8/17/95          1,500      SOLD                   1.00              0.00            1,500.00          1,500.00
  8/22/95            821      PURCHASED              1.00              0.00             -821.49            821.49
  8/29/95            826      PURCHASED              1.00              0.00             -825.78            825.78
  9/ 1/95              4      PURCHASED              1.00              0.00               -3.70              3.70
  9/ 6/95          1,629      SOLD                   1.00              0.00            1,629.10          1,629.10
  9/12/95            769      PURCHASED              1.00              0.00             -769.32            769.32
  9/20/95            739      PURCHASED              1.00              0.00             -738.78            738.78
  9/25/95            856      PURCHASED              1.00              0.00             -855.87            855.87
 10/ 2/95              5      PURCHASED              1.00              0.00               -5.46              5.46
 10/ 4/95            856      PURCHASED              1.00              0.00             -855.50            855.50
 10/11/95            906      PURCHASED              1.00              0.00             -905.72            905.72

07662-036
DIEBOLD NEWARK HRLY 401K- GROWTH FD
PAGE 33
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                   COMPUTED ON A 12/31/94 VALUE OF $12,131.46
                    ****************************************

  TRADE          SHARES/      PURCHASE/             UNIT          TRANSACTION      PURCHASE/SALE       HISTORICAL
  DATE           PAR VALUE      SALE                PRICE            EXPENSE          PROCEEDS            COST
 10/16/95            872      PURCHASED              1.00              0.00             -871.53            871.53
 10/18/95          5,000      SOLD                   1.00              0.00            5,000.00          5,000.06
 10/24/95            881      PURCHASED              1.00              0.00             -880.53            880.53
 10/31/95            902      PURCHASED              1.00              0.00             -902.31            902.31
 11/ 1/95             10      PURCHASED              1.00              0.00              -10.12             10.12
 11/ 6/95            959      PURCHASED              1.00              0.00             -958.69            958.69
 11/14/95            919      PURCHASED              1.00              0.00             -919.39            919.39
 11/20/95            874      PURCHASED              1.00              0.00             -874.03            874.03
 11/30/95          4,600      SOLD                   1.00              0.00            4,600.00          4,600.00
 12/ 1/95          4,614      PURCHASED              1.00              0.00           -4,614.41          4,614.41
 12/ 4/95          4,600      SOLD                   1.00              0.00            4,600.00          4,600.00
 12/ 5/95            768      PURCHASED              1.00              0.00             -767.72            767.72
 12/12/95            767      PURCHASED              1.00              0.00             -766.79            766.79
 12/19/95            787      PURCHASED              1.00              0.00             -786.82            786.82
 12/27/95            942      PURCHASED              1.00              0.00             -942.02            942.02

                   TOTAL                                               0.00           64,875.64         64,875.64

                    VICTORY PRIME OBLIGATIONS FUND
                ---------------------------------------
  1/ 3/95          3,290      SOLD                   1.00              0.00            3,290.00          3,290.00
  1/ 4/95              8      PURCHASED              1.00              0.00               -8.14              8.14
  1/ 6/95            544      PURCHASED              1.00              0.00             -543.52            543.52
  1/10/95            514      PURCHASED              1.00              0.00             -514.45            514.45
  1/18/95            595      PURCHASED              1.00              0.00             -595.42            595.42
  1/23/95            715      PURCHASED              1.00              0.00             -715.35            715.35
  1/24/95          2,350      SOLD                   1.00              0.00            2,350.00          2,350.00
  1/30/95            742      PURCHASED              1.00              0.00             -741.93            741.93
  2/ 2/95            746      SOLD                   1.00              0.00              745.79            745.79
  2/ 7/95            736      PURCHASED              1.00              0.00             -736.49            736.49
  2/13/95            739      PURCHASED              1.00              0.00             -738.51            738.51
  2/21/95            686      SOLD                   1.00              0.00              686.23            686.23
  2/28/95            776      PURCHASED              1.00              0.00             -776.05            776.05

07662-036
DIEBOLD NEWARK HRLY 401K- GROWTH FD
PAGE 34
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                   COMPUTED ON A 12/31/94 VALUE OF $12,131.46
                    ****************************************

  TRADE          SHARES/      PURCHASE/             UNIT          TRANSACTION      PURCHASE/SALE       HISTORICAL
  DATE           PAR VALUE      SALE                PRICE            EXPENSE          PROCEEDS            COST
  3/ 2/95              4      PURCHASED              1.00              0.00               -3.54              3.54
  3/ 6/95            802      PURCHASED              1.00              0.00             -802.20            802.20
  3/14/95            686      PURCHASED              1.00              0.00             -685.59            685.59
  3/20/95            698      PURCHASED              1.00              0.00             -697.66            697.66
  3/21/95          3,700      SOLD                   1.00              0.00            3,700.00          3,700.00
  3/29/95            680      PURCHASED              1.00              0.00             -679.78            679.78
  4/ 3/95            763      SOLD                   1.00              0.00              762.75            762.75

                   TOTAL                                               0.00           19,773.40         19,773.40

07662-036
DIEBOLD NEWARK HRLY 401K- GROWTH FD
PAGE 35
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                   BY BROKER
                   COMPUTED ON A 12/31/94 VALUE OF $12,131.46
                    ****************************************

TRADE            SHARES/      BUY/                                TRANSACTION                          HISTORICAL
DATE            PAR VALUE     SELL         DESCRIPTION               EXPENSE            CASH              COST
                          MUTUAL FUND AGENT
                -----------------------------------------
 12/15/95            3        B FIDELITY GROWTH CO FD                  0.00              -121.92         121.92
 12/15/95           64        B FIDELITY GROWTH CO FD                  0.00            -2,268.68       2,268.68

07662-046
DIEBOLD NEWARK HRLY 401K- EQ INDEX
PAGE 30
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                   COMPUTED ON A 12/31/94 VALUE OF $8,692.92
                    ****************************************

  TRADE          SHARES/      PURCHASE/             UNIT          TRANSACTION      PURCHASE/SALE       HISTORICAL
  DATE           PAR VALUE      SALE                PRICE            EXPENSE          PROCEEDS            COST
                     FIDELITY US EQUITY INDEX PORTFOLIO
                 -----------------------------------------
 12/29/94            112      PURCHASED             16.97              0.00           -1,900.00          1,900.00
 01/10/95              2      REINVESTED             0.00              0.00              -37.95             37.95
 12/ 9/94              0      PURCHASED             16.40              0.00               -2.92              2.92
 12/ 9/94              1      PURCHASED             16.43              0.00              -11.68             11.68
  1/23/95             73      PURCHASED             17.16              0.00           -1,250.00          1,250.00
  2/ 1/95             23      PURCHASED             17.34              0.00             -400.00            400.00
  2/16/95             47      PURCHASED             17.92              0.00             -850.00            850.00
  3/20/95            110      PURCHASED             18.26              0.00           -2,000.00          2,000.00
  4/ 3/95             35      PURCHASED             18.48              0.00             -650.00            650.00
 04/12/95              3      REINVESTED             0.00              0.00              -55.04             55.04
  4/ 7/95              1      PURCHASED             18.64              0.00              -13.96             13.96
  5/15/95             98      PURCHASED             19.48              0.00           -1,900.00          1,900.00
  6/14/95             96      PURCHASED             19.74              0.00           -1,900.00          1,900.00
 07/13/95              4      REINVESTED             0.00              0.00              -79.65             79.65
  7/13/95             73      PURCHASED             20.68              0.00           -1,500.00          1,500.00
  8/ 4/95             58      PURCHASED             20.61              0.00           -1,200.00          1,200.00
  8/16/95             41      PURCHASED             20.68              0.00             -850.00            850.00
  9/ 5/95             67      PURCHASED             21.04              0.00           -1,400.00          1,400.00
 10/16/95            130      PURCHASED             21.51              0.00           -2,800.00          2,800.00
 10/27/95              5      REINVESTED             0.00              0.00             -113.52            113.52
 11/30/95            107      PURCHASED             22.40              0.00           -2,400.00          2,400.00
 12/27/95             10      REINVESTED             0.00              0.00             -220.45            220.45
 12/15/95              2      PURCHASED             22.58              0.00              -55.11             55.11
 12/15/95              3      PURCHASED             22.58              0.00              -68.89             68.89

                   TOTAL                                               0.00           21,659.17         21,659.17

07662-046
DIEBOLD NEWARK HRLY 401K- EQ INDEX
PAGE 31
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                   COMPUTED ON A 12/31/94 VALUE OF $8,692.92
                    ****************************************

  TRADE          SHARES/      PURCHASE/             UNIT          TRANSACTION      PURCHASE/SALE       HISTORICAL
  DATE           PAR VALUE      SALE                PRICE            EXPENSE          PROCEEDS            COST
                    FIDELITY US EQUITY INDEX FUND REC
                  ------------------------------------
12/30/94           1,900      SOLD                  1.00               0.00             1.900.00         1,900.00

                    FIDELITY US EQUITY INDEX FD REC
                  ------------------------------------
  1/23/95          1,250      SOLD                  1.00               0.00             1,250.00         1,250.00

                    FIDELITY US EQUITY INDEX FUND REC
                  ------------------------------------
  2/17/95            850      SOLD                  1.00               0.00               850.00           850.00

                    FIDELITY US EQUITY INDEX FUND REC
                  ------------------------------------
  3/20/95          2,000      SOLD                  1.00               0.00             2,000.00         2,000.00

                    FIDELITY US EQUITY INDEX FUND REC
                  ------------------------------------
  4/ 3/95            650      SOLD                  1.00               0.00               650.00           650.00

                    FIDELITY US EQUITY INDEX FUND REC
                  ------------------------------------
  5/15/95          1,900      SOLD                  1.00               0.00             1,900.00         1,900.00

07662-046
DIEBOLD NEWARK HRLY 401K- EQ INDEX
PAGE 32
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                   COMPUTED ON A 12/31/94 VALUE OF $8,692.92
                    ****************************************

  TRADE          SHARES/      PURCHASE/             UNIT          TRANSACTION      PURCHASE/SALE       HISTORICAL
  DATE           PAR VALUE      SALE                PRICE            EXPENSE          PROCEEDS            COST
                    FIDELITY US EQUITY INDEX FD REC
                  ------------------------------------
6/14/95            1,900      SOLD                  1.00               0.00             1,900.00          1,900.00

                    FIDELITY US EQUITY INDEX FD REC
                  ------------------------------------
7/14/95            1,500      SOLD                  1.00               0.00             1,500.00          1,500.00

                    FIDELITY US EQUITY INDEX FD REC
                  ------------------------------------
8/ 2/95            1,200      SOLD                  1.00               0.00             1,200.00          1,200.00

                    FIDELITY US EQUITY INDEX FD REC
                  ------------------------------------
8/16/95              850      SOLD                  1.00               0.00               850.00            850.00

                    FIDELITY US EQUITY INDEX
                  ------------------------------------
9/ 5/95            1,400      SOLD                  1.00               0.00             1,400.00          1,400.00

                    VICTORY FINANCIAL RESERVES PORT
                  ------------------------------------
4/ 3/95              352      PURCHASED             1.00               0.00              -352.13            352.13
4/ 4/95              351      PURCHASED             1.00               0.00              -351.13            351.13
4/ 5/95              650      SOLD                  1.00               0.00               650.00            650.00
4/10/95              371      PURCHASED             1.00               0.00              -371.22            371.22
4/18/95              405      PURCHASED             1.00               0.00              -405.15            405.15
4/25/95              358      PURCHASED             1.00               0.00              -357.53            357.53

07662-046
DIEBOLD NEWARK HRLY 401K- EQ INDEX
PAGE 33
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                   COMPUTED ON A 12/31/94 VALUE OF $8,692.92
                    ****************************************

  TRADE          SHARES/      PURCHASE/             UNIT          TRANSACTION      PURCHASE/SALE       HISTORICAL
  DATE           PAR VALUE      SALE                PRICE            EXPENSE          PROCEEDS            COST
  5/ 1/95              3      PURCHASED              1.00              0.00               -2.79              2.79
  5/ 2/95            391      PURCHASED              1.00              0.00             -391.42            391.42
  5/ 8/95            386      PURCHASED              1.00              0.00             -386.17            386.17
  5/15/95            357      PURCHASED              1.00              0.00             -356.73            356.73
  5/17/95          1,900      SOLD                   1.00              0.00            1,900.00          1,900.00
  5/24/95            402      PURCHASED              1.00              0.00             -402.00            402.00
  5/30/95            397      PURCHASED              1.00              0.00             -396.81            396.81
  6/ 2/95              6      PURCHASED              1.00              0.00               -6.03              6.03
  6/ 6/95            384      PURCHASED              1.00              0.00             -384.08            384.08
  6/12/95            358      PURCHASED              1.00              0.00             -358.06            358.06
  6/16/95          1,900      SOLD                   1.00              0.00            1,900.00          1,900.00
  6/20/95            366      PURCHASED              1.00              0.00             -365.90            365.90
  6/27/95            365      PURCHASED              1.00              0.00             -365.02            365.02
  7/ 3/95            418      PURCHASED              1.00              0.00             -418.24            418.24
  7/10/95            344      PURCHASED              1.00              0.00             -344.09            344.09
  7/17/95          1,500      SOLD                   1.00              0.00            1,500.00          1,500.00
  7/18/95            348      PURCHASED              1.00              0.00             -347.58            347.58
  7/25/95            512      PURCHASED              1.00              0.00             -512.19            512.19
  8/ 1/95            505      PURCHASED              1.00              0.00             -504.79            504.79
  8/ 3/95             62      SOLD                   1.00              0.00               62.30             62.30
  8/ 4/95          1,235      SOLD                   1.00              0.00            1,234.78          1,234.78
  8/ 8/95            427      PURCHASED              1.00              0.00             -426.75            426.75
  8/10/95             65      SOLD                   1.00              0.00               65.38             65.38
  8/15/95            406      PURCHASED              1.00              0.00             -406.46            406.46
  8/18/95            850      SOLD                   1.00              0.00              850.00            850.00
  8/22/95            447      PURCHASED              1.00              0.00             -446.81            446.81
  8/29/95            467      PURCHASED              1.00              0.00             -466.78            466.78
  9/ 1/95              3      PURCHASED              1.00              0.00               -2.55              2.55
  9/ 6/95            529      PURCHASED              1.00              0.00             -528.52            528.52
  9/ 7/95          1,400      SOLD                   1.00              0.00            1,400.00          1,400.00
  9/12/95            405      PURCHASED              1.00              0.00             -405.04            405.04
  9/20/95            422      PURCHASED              1.00              0.00             -421.94            421.94
  9/25/95            470      PURCHASED              1.00              0.00             -470.39            470.39

07662-046
DIEBOLD NEWARK HRLY 401K- EQ INDEX
PAGE 34
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                   COMPUTED ON A 12/31/94 VALUE OF $8,692.92
                    ****************************************

  TRADE          SHARES/      PURCHASE/             UNIT          TRANSACTION      PURCHASE/SALE       HISTORICAL
  DATE           PAR VALUE      SALE                PRICE            EXPENSE          PROCEEDS            COST
 10/ 2/95              3      PURCHASED              1.00              0.00               -3.38              3.38
 10/ 4/95            471      PURCHASED              1.00              0.00             -470.57            470.57
 10/11/95            487      PURCHASED              1.00              0.00             -487.23            487.23
 10/16/95            483      PURCHASED              1.00              0.00             -482.94            482.94
 10/18/95          2,800      SOLD                   1.00              0.00            2,800.00          2,800.00
 10/24/95            452      PURCHASED              1.00              0.00             -451.81            451.81
 10/31/95            475      PURCHASED              1.00              0.00             -474.57            474.57
 11/ 1/95              6      PURCHASED              1.00              0.00               -5.68              5.68
 11/ 6/95            532      PURCHASED              1.00              0.00             -531.56            531.56
 11/14/95            491      PURCHASED              1.00              0.00             -490.81            490.81
 11/20/95            493      PURCHASED              1.00              0.00             -493.28            493.28
 11/30/95          2,400      SOLD                   1.00              0.00            2,400.00          2,400.00
 12/ 1/95          2,408      PURCHASED              1.00              0.00           -2,407.76          2,407.76
 12/ 4/95          2,400      SOLD                   1.00              0.00            2,400.00          2,400.00
 12/ 5/95            380      PURCHASED              1.00              0.00             -380.22            380.22
 12/12/95            416      PURCHASED              1.00              0.00             -416.28            416.28
 12/19/95            472      PURCHASED              1.00              0.00             -471.71            471.71
 12/27/95            503      PURCHASED              1.00              0.00             -502.74            502.74

                   TOTAL                                               0.00           36,187.30         36,187.30

                      VICTORY PRIME OBLIGATIONS FUND
                  --------------------------------------
  1/ 3/95          1,900      SOLD                   1.00              0.00            1,900.00          1,900.00
  1/ 4/95              5      PURCHASED              1.00              0.00               -4.53              4.53
  1/ 6/95            297      PURCHASED              1.00              0.00             -297.16            297.16
  1/10/95            231      PURCHASED              1.00              0.00             -230.96            230.96
  1/18/95            337      PURCHASED              1.00              0.00             -336.62            336.62
  1/23/95            397      PURCHASED              1.00              0.00             -396.97            396.97
  1/25/95          1,250      SOLD                   1.00              0.00            1,250.00          1,250.00
  1/30/95            396      PURCHASED              1.00              0.00             -395.72            395.72
  2/ 2/95              2      PURCHASED              1.00              0.00               -2.37              2.37
  2/ 3/95            400      SOLD                   1.00              0.00              400.00            400.00

07662-046
DIEBOLD NEWARK HRLY 401K- EQ INDEX
PAGE 35
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                   COMPUTED ON A 12/31/94 VALUE OF $8,692.92
                    ****************************************

  TRADE          SHARES/      PURCHASE/             UNIT          TRANSACTION      PURCHASE/SALE       HISTORICAL
  DATE           PAR VALUE      SALE                PRICE            EXPENSE          PROCEEDS            COST
  2/ 7/95            423      PURCHASED              1.00              0.00             -423.07            423.07
  2/13/95            408      PURCHASED              1.00              0.00             -408.24            408.24
  2/21/95            438      SOLD                   1.00              0.00              438.42            438.42
  2/28/95            415      PURCHASED              1.00              0.00             -415.30            415.30
  3/ 2/95              2      PURCHASED              1.00              0.00               -1.99              1.99
  3/ 6/95            413      PURCHASED              1.00              0.00             -412.65            412.65
  3/14/95            399      PURCHASED              1.00              0.00             -399.26            399.26
  3/20/95            371      PURCHASED              1.00              0.00             -370.98            370.98
  3/22/95          2,000      SOLD                   1.00              0.00            2,000.00          2,000.00
  3/29/95            338      PURCHASED              1.00              0.00             -338.21            338.21
  4/ 3/95            352      SOLD                   1.00              0.00              352.13            352.13

                   TOTAL                                               0.00           10,774.58         10,774.58

07662-056
DIEBOLD NEWARK HRLY 401K- BALANCED
PAGE 29
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                   COMPUTED ON A 12/31/94 VALUE OF $5,029.16
                    ****************************************

  TRADE          SHARES/      PURCHASE/             UNIT          TRANSACTION      PURCHASE/SALE       HISTORICAL
  DATE           PAR VALUE      SALE                PRICE            EXPENSE          PROCEEDS            COST
                         FIDELITY BALANCED FD
                ------------------------------------
 12/30/94            151      PURCHASED             12.29              0.00           -1,850.00          1,850.00
  1/23/95            102      PURCHASED             12.29              0.00           -1,250.00          1,250.00
  2/ 1/95             33      PURCHASED             12.30              0.00             -400.00            400.00
  2/17/95             68      PURCHASED             12.51              0.00             -850.00            850.00
  3/20/95            168      PURCHASED             12.52              0.00           -2,100.00          2,100.00
 03/29/95              7      REINVESTED             0.00              0.00              -91.41             91.41
  4/ 3/95             55      PURCHASED             12.65              0.00             -700.00            700.00
  5/15/95            154      PURCHASED             12.97              0.00           -2,000.00          2,000.00
  6/14/95            163      PURCHASED             12.91              0.00           -2,100.00          2,100.00
 06/19/95             13      REINVESTED             0.00              0.00             -171.94            171.94
  7/13/95            113      PURCHASED             13.30              0.00           -1,500.00          1,500.00
  8/ 2/95            129      PURCHASED             13.20              0.00           -1,700.00          1,700.00
  8/16/95             68      PURCHASED             13.19              0.00             -900.00            900.00
  9/ 5/95            112      PURCHASED             13.35              0.00           -1,500.00          1,500.00
 09/13/95             20      REINVESTED             0.00              0.00             -261.68            261.68
 10/16/95            205      PURCHASED             13.15              0.00           -2,700.00          2,700.00
 11/30/95            171      PURCHASED             13.45              0.00           -2,300.00          2,300.00
 12/21/95             24      REINVESTED             0.00              0.00             -321.09            321.09

                   TOTAL                                               0.00           22,696.12         22,696.12

                     FIDELITY BALANCED FUND RECEIVABLE
                ---------------------------------------
12/30/94           1,850      SOLD                   1.00              0.00            1,850.00          1,850.00

07662-056
DIEBOLD NEWARK HRLY 401K- BALANCED
PAGE 30
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                   COMPUTED ON A 12/31/94 VALUE OF $5,029.16
                    ****************************************

  TRADE          SHARES/      PURCHASE/             UNIT          TRANSACTION      PURCHASE/SALE       HISTORICAL
  DATE           PAR VALUE      SALE                PRICE            EXPENSE          PROCEEDS            COST
                   FIDELITY BALANCED FUND RECEIVABLE
                 -------------------------------------
1/23/95            1,250      SOLD                   1.00              0.00            1,250.00         1,250.00

                   FIDELITY BALANCED FUND RECEIVABLE
                 -------------------------------------
2/ 1/95              400      SOLD                   1.00              0.00              400.00           400.00

                   FIDELITY BALANCED FUND RECEIVABLE
                 -------------------------------------
2/17/95              850      SOLD                   1.00              0.00              850.00           850.00

                   FIDELITY BALANCED FUND RECEIVABLE
                 -------------------------------------
3/20/95            2,100      SOLD                   1.00              0.00            2,100.00         2,100.00

                   FIDELITY BALANCED FUND RECEIVABLE
                 -------------------------------------
4/ 3/95              700      SOLD                   1.00              0.00              700.00           700.00

                   FIDELITY BALANCED FUND RECEIVABLE
                 -------------------------------------
5/15/95            2,000      SOLD                   1.00              0.00            2,000.00         2,000.00

07662-056
DIEBOLD NEWARK HRLY 401K- BALANCED
PAGE 31
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                   COMPUTED ON A 12/31/94 VALUE OF $5,029.16
                    ****************************************

  TRADE          SHARES/      PURCHASE/             UNIT          TRANSACTION      PURCHASE/SALE       HISTORICAL
  DATE           PAR VALUE      SALE                PRICE            EXPENSE          PROCEEDS            COST
                   FIDELITY BALANCED FUND RECEIVABLE
                 -------------------------------------
6/14/95          2,100        SOLD                   1.00              0.00            2,100.00          2,100.00

                   FIDELITY BALANCED FUND RECEIVABLE
                 -------------------------------------
7/13/95          1,500        SOLD                   1.00              0.00            1,500.00          1,500.00

                   FIDELITY BALANCED FUND RECEIVABLE
                 -------------------------------------
8/ 2/95          1,700        SOLD                   1.00              0.00            1,700.00          1,700.00

                   FIDELITY BALANCED FUND RECEIVABLE
                 -------------------------------------
8/16/95            900        SOLD                   1.00              0.00              900.00            900.00

                   FIDELITY BALANCED FUND RECEIVABLE
                 -------------------------------------
9/ 5/95          1,500        SOLD                   1.00              0.00            1,500.00          1,500.00

                   VICTORY FINANCIAL RESERVES PORT
                 -------------------------------------
4/ 3/95            371        PURCHASED              1.00              0.00             -371.26            371.26
4/ 4/95            343        SOLD                   1.00              0.00              342.50            342.50
4/10/95            366        PURCHASED              1.00              0.00             -365.53            365.53
4/18/95            422        PURCHASED              1.00              0.00             -422.29            422.29
4/25/95            384        PURCHASED              1.00              0.00             -384.24            384.24
5/ 1/95              3        PURCHASED              1.00              0.00               -2.57              2.57

07662-056
DIEBOLD NEWARK HRLY 401K- BALANCED
PAGE 32
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                   COMPUTED ON A 12/31/94 VALUE OF $5,029.16
                    ****************************************

  TRADE          SHARES/      PURCHASE/             UNIT          TRANSACTION      PURCHASE/SALE       HISTORICAL
  DATE           PAR VALUE      SALE                PRICE            EXPENSE          PROCEEDS            COST
  5/ 2/95            443      PURCHASED              1.00              0.00             -442.52            442.52
  5/ 8/95            398      PURCHASED              1.00              0.00             -397.76            397.76
  5/15/95            393      PURCHASED              1.00              0.00             -393.45            393.45
  5/16/95          2,000      SOLD                   1.00              0.00            2,000.00          2,000.00
  5/24/95            446      PURCHASED              1.00              0.00             -445.72            445.72
  5/30/95            437      PURCHASED              1.00              0.00             -436.92            436.92
  6/ 2/95              6      PURCHASED              1.00              0.00               -5.98              5.98
  6/ 6/95            424      PURCHASED              1.00              0.00             -423.92            423.92
  6/12/95            413      PURCHASED              1.00              0.00             -412.88            412.88
  6/15/95          2,100      SOLD                   1.00              0.00            2,100.00          2,100.00
  6/20/95            357      PURCHASED              1.00              0.00             -356.98            356.98
  6/27/95            373      PURCHASED              1.00              0.00             -372.67            372.67
  7/ 3/95            384      PURCHASED              1.00              0.00             -383.75            383.75
  7/10/95            403      PURCHASED              1.00              0.00             -403.30            403.30
  7/14/95          1,500      SOLD                   1.00              0.00            1,500.00          1,500.00
  7/18/95            353      PURCHASED              1.00              0.00             -353.10            353.10
  7/25/95            631      PURCHASED              1.00              0.00             -631.39            631.39
  8/ 1/95            799      PURCHASED              1.00              0.00             -798.84            798.84
  8/ 3/95          1,700      SOLD                   1.00              0.00            1,700.00          1,700.00
  8/ 4/95            158      SOLD                   1.00              0.00              157.78            157.78
  8/ 8/95            415      PURCHASED              1.00              0.00             -415.49            415.49
  8/15/95            482      PURCHASED              1.00              0.00             -481.84            481.84
  8/17/95            900      SOLD                   1.00              0.00              900.00            900.00
  8/22/95            463      PURCHASED              1.00              0.00             -462.83            462.83
  8/29/95            480      PURCHASED              1.00              0.00             -480.03            480.03
  9/ 1/95              2      PURCHASED              1.00              0.00               -2.15              2.15
  9/ 6/95            926      SOLD                   1.00              0.00              925.70            925.70
  9/12/95            439      PURCHASED              1.00              0.00             -438.57            438.57
  9/20/95            448      PURCHASED              1.00              0.00             -448.26            448.26
  9/25/95            497      PURCHASED              1.00              0.00             -497.24            497.24
 10/ 2/95              3      PURCHASED              1.00              0.00               -3.12              3.12
 10/ 4/95            491      PURCHASED              1.00              0.00             -491.12            491.12
 10/11/95            444      PURCHASED              1.00              0.00             -444.22            444.22

07662-056
DIEBOLD NEWARK HRLY 401K- BALANCED
PAGE 33
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                   COMPUTED ON A 12/31/94 VALUE OF $5,029.16
                    ****************************************

  TRADE          SHARES/      PURCHASE/             UNIT          TRANSACTION      PURCHASE/SALE       HISTORICAL
  DATE           PAR VALUE      SALE                PRICE            EXPENSE          PROCEEDS            COST
 10/16/95            409      PURCHASED              1.00              0.00             -409.40            409.40
 10/18/95          2,700      SOLD                   1.00              0.00            2,700.00          2,700.00
 10/24/95            462      PURCHASED              1.00              0.00             -461.53            461.53
 10/31/95            454      PURCHASED              1.00              0.00             -454.12            454.12
 11/ 1/95              6      PURCHASED              1.0O              0.00               -5.70              5.70
 11/ 6/95            479      PURCHASED              1.00              0.00             -478.57            478.57
 11/14/95            458      PURCHASED              1.00              0.00             -458.11            458.11
 11/20/95            433      PURCHASED              1.00              0.00             -432.64            432.64
 11/30/95          2,300      SOLD                   1.00              0.00            2,300.00          2,300.00
 12/ 1/95          2,307      PURCHASED              1.00              0.00           -2,307.45          2,307.45
 12/ 4/95          2,300      SOLD                   1.00              0.00            2,300.00          2,300.00
 12/ 5/95            415      PURCHASED              1.00              0.00             -415.23            415.23
 12/12/95            355      PURCHASED              1.00              0.00             -355.32            355.32
 12/19/95            372      PURCHASED              1.00              0.00             -371.69            371.69
 12/27/95            515      PURCHASED              1.00              0.00             -515.05            515.05

                   TOTAL                                               0.00           35,560.73         35,560.73

                    VICTORY PRIME OBLIGATIONS FUND
                 ------------------------------------
  1/ 3/95          1,850      SOLD                   1.00              0.00            1,850.00          1,850.00
  1/ 4/95              5      PURCHASED              1.00              0.00               -4.51              4.51
  1/ 6/95            294      PURCHASED              1.00              0.00             -294.41            294.41
  1/10/95            257      PURCHASED              1.00              0.00             -257.04            257.04
  1/18/95            320      PURCHASED              1.00              0.00             -319.98            319.98
  1/23/95            383      PURCHASED              1.00              0.00             -383.27            383.27
  1/24/95          1,250      SOLD                   1.00              0.00            1,250.00          1,250.00
  1/30/95            401      PURCHASED              1.00              0.00             -401.41            401.41
  2/ 2/95            398      SOLD                   1.00              0.00              397.74            397.74
  2/ 7/95            426      PURCHASED              1.00              0.00             -425.67            425.67
  2/13/95            411      PURCHASED              1.00              0.00             -411.40            411.40
  2/21/95            430      SOLD                   1.00              0.00              429.84            429.84
  2/28/95            456      PURCHASED              1.00              0.00             -456.42            456.42

07662-056
DIEBOLD NEWARK HRLY 401K- BALANCED
PAGE 34
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                   COMPUTED ON A 12/31/94 VALUE OF $5,029.16
                    ****************************************

  TRADE          SHARES/      PURCHASE/             UNIT          TRANSACTION      PURCHASE/SALE       HISTORICAL
  DATE           PAR VALUE      SALE                PRICE            EXPENSE          PROCEEDS            COST
  3/ 2/95              2      PURCHASED              1.00              0.00               -1.94              1.94
  3/ 6/95            457      PURCHASED              1.00              0.00             -456.89            456.89
  3/14/95            368      PURCHASED              1.00              0.00             -367.81            367.81
  3/20/95            397      PURCHASED              1.00              0.00             -397.25            397.25
  3/21/95          2,100      SOLD                   1.00              0.00            2,100.00          2,100.00
  3/29/95            368      PURCHASED              1.00              0.00             -368.39            368.39
  4/ 3/95            371      SOLD                   1.00              0.00              371.26            371.26

                   TOTAL                                               0.00           10,945.23         10,945.23

07662-066
DIEBOLD NEWARK HRLY 401K- INVT GR BD
PAGE 29
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                   COMPUTED ON A 12/31/94 VALUE OF $4,871.46
                    ****************************************

  TRADE          SHARES/      PURCHASE/             UNIT          TRANSACTION      PURCHASE/SALE       HISTORICAL
  DATE           PAR VALUE      SALE                PRICE            EXPENSE          PROCEEDS            COST
                      FIDELITY INVESTMENT GRADE BOND FUND
                ---------------------------------------------
 12/30/94            182      PURCHASED              6.85              0.00           -1,250.00          1,250.00
 01/10/95              3      REINVESTED             0.00              0.00              -21.97             21.97
  1/23/95            132      PURCHASED              6.82              0.00             -900.00            900.00
  2/ 1/95             44      PURCHASED              6.87              0.00             -300.00            300.00
 02/07/95              4      REINVESTED             0.00              0.00              -29.03             29.03
  2/17/95             80      PURCHASED              6.90              0.00             -550.00            550.00
 03/15/95              5      REINVESTED             0.00              0.00              -32.79             32.79
  3/20/95            208      PURCHASED              6.96              0.00           -1,450.00          1,450.00
  4/ 3/95             72      PURCHASED              6.97              0.00             -500.00            500.00
 04/12/95              6      REINVESTED             0.00              0.00              -42.39             42.39
 05/10/95              7      REINVESTED             0.00              0.00              -48.54             48.54
  5/15/95            196      PURCHASED              7.13              0.00           -1,400.00          1,400.00
  6/14/95            194      PURCHASED              7.22              0.00           -1,400.00          1,400.00
 06/20/95              8      REINVESTED             0.00              0.00              -54.72             54.72
  6/ 2/95              6      PURCHASED              7.25              0.00              -44.23             44.23
 06/21/95              8      REINVESTED             0.00              0.00              -54.72             54.72
 07/13/95              8      REINVESTED             0.00              0.00              -60.56             60.56
  7/13/95            138      PURCHASED              7.24              0.00           -1,000.00          1,000.00
  8/ 2/95            154      PURCHASED              7.14              0.00           -1,100.00          1,100.00
 08/07/95             10      REINVESTED             0.00              0.00              -69.24             69.24
  8/16/95             92      PURCHASED              7.10              0.00             -650.00            650.00
 09/06/95             11      REINVESTED             0.00              0.00              -81.68             81.68
  9/ 5/95            139      PURCHASED              7.20              0.00           -1,000.00          1,000.00
 10/02/95             12      REINVESTED             0.00              0.00              -85.85             85.85
 10/16/95            261      PURCHASED              7.27              0.00           -1,900.00          1,900.00
 11/02/95             13      REINVESTED             0.00              0.00              -93.19             93.19
 11/30/95            178      PURCHASED              7.32              0.00           -1,300.00          1,300.00
 12/04/95             13      REINVESTED             0.00              0.00              -96.42             96.42

                   TOTAL                                               0.00           15,515.33         15,515.33

07662-066
DIEBOLD NEWARK HRLY 401K- INVT GR BD
PAGE 30
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                   COMPUTED ON A 12/31/94 VALUE OF $4,871.46
                    ****************************************

  TRADE          SHARES/      PURCHASE/             UNIT          TRANSACTION      PURCHASE/SALE       HISTORICAL
  DATE           PAR VALUE      SALE                PRICE            EXPENSE          PROCEEDS            COST
                    FIDELITY INVESTMENT GRADE BD FD REC
               -------------------------------------------
12/30/94        1,250         SOLD                   1.00              0.00            1,250.00        1,250.00

                    FIDELITY INVESTMENT GRADE BD FD REC
               -------------------------------------------
 1/23/95          900         SOLD                   1.00              0.00              900.00          900.00

                    FIDELITY INVESTMENT GR BD FD REC
               -------------------------------------------
 2/ 1/95          300         SOLD                   1.00              0.00              300.00          300.00

                    FIDELITY INVESTMENT GRADE BD FD REC
               -------------------------------------------
 2/17/95          550         SOLD                   1.00              0.00              550.00          550.00

                    FIDELITY INVESTMENT GRADE BD FD REC
               -------------------------------------------
 3/20/95        1,450         SOLD                   1.00              0.00            1,450.00        1,450.00

                    FIDELITY INVESTMENT GRADE BD FD REC
               -------------------------------------------
 4/ 3/95          500         SOLD                   1.00              0.00              500.00          500.00

07662-066
DIEBOLD NEWARK HRLY 401K- INVT GR BD
PAGE 31
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                   COMPUTED ON A 12/31/94 VALUE OF $4,871.46
                    ****************************************

  TRADE          SHARES/      PURCHASE/             UNIT          TRANSACTION      PURCHASE/SALE       HISTORICAL
  DATE           PAR VALUE      SALE                PRICE            EXPENSE          PROCEEDS            COST
                    FIDELITY INVESTMENT GRADE BD FD REC
               -------------------------------------------
 5/15/95        1,400         SOLD                   1.00              0.00            1,400.00        1,400.00

                    FIDELITY INVESTMENT GRADE BD FD REC
               -------------------------------------------
 6/14/95        1,400         SOLD                   1.00              0.00            1,400.00        1,400.00

                    FIDELITY INVESTMENT GRADE BD FD REC
               -------------------------------------------
 7/13/95        1,000         SOLD                   1.00              0.00            1,000.00        1,000.00

                    FIDELITY INVESTMENT GRADE BD FD REC
               -------------------------------------------
 8/ 2/95        1,100         SOLD                   1.00              0.00            1,100.00        1,100.00

                    FIDELITY INVESTMENT GRADE BD REC
               -------------------------------------------
 8/16/95          650         SOLD                   1.00              0.00              650.00          650.00

                    FIDELITY INVESTMENT GRADE BD FD REC
               -------------------------------------------
 9/ 5/95        1,000         SOLD                   1.00              0.00            1,000.00        1,000.00

07662-066
DIEBOLD NEWARK HRLY 401K- INVT GR BD
PAGE 32
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                   COMPUTED ON A 12/31/94 VALUE OF $4,871.46
                    ****************************************

  TRADE          SHARES/      PURCHASE/             UNIT          TRANSACTION      PURCHASE/SALE       HISTORICAL
  DATE           PAR VALUE      SALE                PRICE            EXPENSE          PROCEEDS            COST
                      VICTORY FINANCIAL RESERVES PORT
                 -----------------------------------------
  4/ 3/95            313      PURCHASED              1.00              0.00             -312.76            312.76
  4/ 4/95            250      SOLD                   1.00              0.00              249.69            249.69
  4/10/95            253      PURCHASED              1.00              0.00             -252.81            252.81
  4/18/95            304      PURCHASED              1.00              0.00             -304.33            304.33
  4/25/95            256      PURCHASED              1.00              0.00             -255.97            255.97
  5/ 1/95              2      PURCHASED              1.00              0.00               -2.01              2.01
  5/ 2/95            297      PURCHASED              1.00              0.00             -297.45            297.45
  5/ 8/95            281      PURCHASED              1.00              0.00             -280.77            280.77
  5/15/95            273      PURCHASED              1.00              0.00             -273.47            273.47
  5/16/95          1,400      SOLD                   1.00              0.00            1,400.00          1,400.00
  5/24/95            294      PURCHASED              1.00              0.00             -294.16            294.16
  5/30/95            280      PURCHASED              1.00              0.00             -280.33            280.33
  6/ 2/95              4      PURCHASED              1.00              0.00               -4.25              4.25
  6/ 6/95            260      PURCHASED              1.00              0.00             -260.02            260.02
  6/12/95            269      PURCHASED              1.00              0.00             -269.44            269.44
  6/15/95          1,400      SOLD                   1.00              0.00            1,400.00          1,400.00
  6/20/95            259      PURCHASED              1.00              0.00             -258.90            258.90
  6/27/95            282      PURCHASED              1.00              0.00             -281.65            281.65
  7/ 3/95            270      PURCHASED              1.00              0.00             -269.50            269.50
  7/10/95            250      PURCHASED              1.00              0.00             -250.40            250.40
  7/14/95          1,000      SOLD                   1.00              0.00            1,000.00          1,000.00
  7/18/95            261      PURCHASED              1.00              0.00             -260.71            260.71
  7/25/95            416      PURCHASED              1.00              0.00             -415.71            415.71
  8/ 1/95            393      PURCHASED              1.00              0.00             -392.60            392.60
  8/ 3/95          1,100      SOLD                   1.00              0.00            1,100.00          1,100.00
  8/ 8/95            291      PURCHASED              1.00              0.00             -291.09            291.09
  8/15/95            331      PURCHASED              1.00              0.00             -331.15            331.15
  8/17/95            650      SOLD                   1.00              0.00              650.00            650.00
  8/22/95            313      PURCHASED              1.00              0.00             -313.04            313.04
  8/29/95            297      PURCHASED              1.00              0.00             -297.11            297.11
  9/ 1/95              2      PURCHASED              1.00              0.00               -1.61              1.61

07662-066
DIEBOLD NEWARK HRLY 401K- INVT GR BD
PAGE 33
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                   COMPUTED ON A 12/31/94 VALUE OF $4,871.46
                    ****************************************

  TRADE          SHARES/      PURCHASE/             UNIT          TRANSACTION      PURCHASE/SALE       HISTORICAL
  DATE           PAR VALUE      SALE                PRICE            EXPENSE          PROCEEDS            COST
  9/ 6/95            602      SOLD                   1.00              0.00              601.78            601.78
  9/12/95            303      PURCHASED              1.00              0.00             -302.80            302.80
  9/20/95            325      PURCHASED              1.00              0.00             -324.81            324.81
  9/25/95            338      PURCHASED              1.00              0.00             -338.33            338.33
 10/ 2/95              2      PURCHASED              1.00              0.00               -2.30              2.30
 10/ 4/95            318      PURCHASED              1.00              0.00             -318.42            318.42
 10/11/95            321      PURCHASED              1.00              0.00             -320.50            320.50
 10/16/95            306      PURCHASED              1.00              0.00             -305.56            305.56
 10/18/95          1,900      SOLD                   1.00              0.00            1,900.00          1,900.00
 10/24/95            326      PURCHASED              1.00              0.00             -325.76            325.76
 10/31/95            320      PURCHASED              1.00              0.00             -320.13            320.13
 11/ 1/95              4      PURCHASED              1.00              0.00               -4.10              4.10
 11/ 6/95            346      PURCHASED              1.00              0.00             -346.02            346.02
 11/10/95            343      SOLD                   1.00              0.00              343.47            343.47
 11/14/95            327      PURCHASED              1.00              0.00             -327.23            327.23
 11/20/95            325      PURCHASED              1.00              0.00             -324.55            324.55
 11/30/95          1,300      SOLD                   1.00              0.00            1,300.00          1,300.00
 12/ 1/95          1,304      PURCHASED              1.00              0.00           -1,304.42          1,304.42
 12/ 4/95          1,300      SOLD                   1.00              0.00            1,300.00          1,300.00
 12/ 5/95            272      PURCHASED              1.00              0.00             -272.14            272.14
 12/12/95            266      PURCHASED              1.00              0.00             -266.49            266.49
 12/19/95            268      PURCHASED              1.00              0.00             -268.21            268.21
 12/27/95            322      PURCHASED              1.00              0.00             -322.46            322.46

                   TOTAL                                               0.00           23,690.41         23,690.41

                     VICTORY PRIME OBLIGATIONS FUND
                ----------------------------------------
  1/ 3/95          1,250      SOLD                   1.00              0.00            1,250.00          1,250.00
  1/ 4/95              3      PURCHASED              1.00              0.00               -3.11              3.11
  1/ 6/95            201      PURCHASED              1.00              0.00             -200.61            200.61
  1/10/95            177      PURCHASED              1.00              0.00             -176.63            176.63
  1/18/95            248      PURCHASED              1.00              0.00             -248.22            248.22

07662-066
DIEBOLD NEWARK HRLY 401K- INVT GR BD
PAGE 34
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                   COMPUTED ON A 12/31/94 VALUE OF $4,871.46
                    ****************************************

  TRADE          SHARES/      PURCHASE/             UNIT          TRANSACTION      PURCHASE/SALE       HISTORICAL
  DATE           PAR VALUE      SALE                PRICE            EXPENSE          PROCEEDS            COST
  1/23/95            279      PURCHASED              1.00              0.00             -278.77            278.77
  1/24/95            900      SOLD                   1.00              0.00              900.00            900.00
  1/30/95            286      PURCHASED              1.00              0.00             -286.30            286.30
  2/ 2/95            298      SOLD                   1.00              0.00              298.43            298.43
  2/ 7/95            302      PURCHASED              1.00              0.00             -301.80            301.80
  2/13/95            292      PURCHASED              1.00              0.00             -292.35            292.35
  2/21/95            249      SOLD                   1.00              0.00              249.28            249.28
  2/28/95            298      PURCHASED              1.00              0.00             -298.07            298.07
  3/ 2/95              1      PURCHASED              1.00              0.00               -1.44              1.44
  3/ 6/95            299      PURCHASED              1.00              0.00             -298.97            298.97
  3/14/95            264      PURCHASED              1.00              0.00             -264.39            264.39
  3/20/95            280      PURCHASED              1.00              0.00             -279.96            279.96
  3/21/95          1,450      SOLD                   1.00              0.00            1,450.00          1,450.00
  3/29/95            270      PURCHASED              1.00              0.00             -270.07            270.07
  4/ 3/95            313      SOLD                   1.00              0.00              312.76            312.76

                   TOTAL                                               0.00            7,661.16          7,661.16

07662-076
PAGE 23
DIEBOLD NEWARK HRLY 401K-RET GOVT M
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                   COMPUTED ON A 12/31/94 VALUE OF $7,627.75
                    ***************************************

TRADE            SHARES/      PURCHASE/                UNIT        TRANSACTION      PURCHASE/SALE      HISTORICAL
DATE            PAR VALUE       SALE                   PRICE          EXPENSE         PROCEEDS            COST
                    FIDELITY MONEY MKT TR RET GOVT M-MKT
                --------------------------------------------
01/10/95              25      REINVESTED                0.00           0.00              -24.84             24.84
 1/23/95           1,527      PURCHASED                 1.00           0.00           -1,527.04          1,527.04
 2/ 1/95             455      PURCHASED                 1.00           0.00             -454.60            454.60
02/07/95              36      REINVESTED                0.00           0.00              -35.81             35.81
 2/17/95             946      PURCHASED                 1.00           0.00             -945.51            945.51
03/15/95              43      REINVESTED                0.00           0.00              -42.86             42.86
 3/20/95           2,294      PURCHASED                 1.00           0.00           -2,294.01          2,294.01
 4/ 3/95             795      PURCHASED                 1.00           0.00             -794.86            794.86
04/12/95              56      REINVESTED                0.00           0.00              -55.59             55.59
05/10/95              65      REINVESTED                0.00           0.00              -64.68             64.68
 5/15/95           2,068      PURCHASED                 1.00           0.00           -2,067.77          2,067.77
 6/14/95           2,329      PURCHASED                 1.00           0.00           -2,328.59          2,328.59
06/21/95              73      REINVESTED                0.00           0.00              -72.82             72.82
07/13/95              81      REINVESTED                0.00           0.00              -81.00             81.00
 7/13/95           1,897      PURCHASED                 1.00           0.00           -1,896.87          1,896.87
 8/ 2/95           1,598      PURCHASED                 1.00           0.00           -1,598.24          1,598.24
08/07/95              93      REINVESTED                0.00           0.00              -92.82             92.82
 8/16/95           1,004      PURCHASED                 1.00           0.00           -1,004.42          1,004.42
 9/ 5/95           1,736      PURCHASED                 1.00           0.00           -1,735.82          1,735.82
09/06/95             105      REINVESTED                0.00           0.00             -104.82            104.82
10/02/95             111      REINVESTED                0.00           0.00             -110.89            110.89
10/16/95           3,225      PURCHASED                 1.00           0.00           -3,225.31          3,225.31
11/02/95             122      REINVESTED                0.00           0.00             -122.48            122.48
11/30/95           2,600      PURCHASED                 1.00           0.00           -2,600.00          2,600.00
12/04/95             127      REINVESTED                0.00           0.00             -127.08            127.08

     TOTAL                                                             0.00           23,408.73         23,408.73

07662-076
PAGE 24
DIEBOLD NEWARK HRLY 401K-RET GOVT M
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                   COMPUTED ON A 12/31/94 VALUE OF $7,627.75
                    ***************************************

TRADE            SHARES/      PURCHASE/                UNIT        TRANSACTION      PURCHASE/SALE      HISTORICAL
DATE            PAR VALUE     SALE                     PRICE          EXPENSE         PROCEEDS            COST
                          MUTUAL FUNDS RECEIVABLES
                   ------------------------------------
11/30/95          2,600       PURCHASED                 1.00           0.00           -2,600.00          2,600.00
11/30/95         -2,600       PURCHASE-REV              1.00           0.00            2,600.00         -2,600.00

                   TOTAL                                               0.00            5,200.00              0.00

                         VICTORY FINANCIAL RESERVES PORT
                   ----------------------------------------
4/ 3/95              408      PURCHASED                 1.00           0.00             -408.37            408.37
4/ 4/95              404      SOLD                      1.00           0.00              403.92            403.92
4/10/95              401      PURCHASED                 1.00           0.00             -400.87            400.87
4/18/95              423      PURCHASED                 1.00           0.00             -423.35            423.35
4/25/95              386      PURCHASED                 1.00           0.00             -385.67            385.67
5/ 1/95                3      PURCHASED                 1.00           0.00               -2.68              2.68
5/ 2/95              436      PURCHASED                 1.00           0.00             -435.87            435.87
5/ 8/95              415      PURCHASED                 1.00           0.00             -414.88            414.88
5/15/95              447      PURCHASED                 1.00           0.00             -447.28            447.28
5/16/95            2,068      SOLD                      1.00           0.00            2,067.77          2,067.77
5/24/95              493      PURCHASED                 1.00           0.00             -493.39            493.39
5/30/95              442      PURCHASED                 1.00           0.00             -441.99            441.99
6/ 2/95                6      PURCHASED                 1.00           0.00               -6.11              6.11
6/ 6/95              484      PURCHASED                 1.00           0.00             -483.53            483.53
6/12/95              456      PURCHASED                 1.00           0.00             -456.29            456.29
6/15/95            2,329      SOLD                      1.00           0.00            2,328.59          2,328.59
6/20/95              457      PURCHASED                 1.00           0.00             -457.13            457.13
6/27/95              478      PURCHASED                 1.00           0.00             -477.73            477.73
7/ 3/95              496      PURCHASED                 1.00           0.00             -495.90            495.90
7/10/95              466      PURCHASED                 1.00           0.00             -466.11            466.11
7/14/95            1,897      SOLD                      1.00           0.00            1,896.87          1,896.87
7/18/95              393      PURCHASED                 1.00           0.00             -393.14            393.14
7/25/95              598      PURCHASED                 1.00           0.00             -598.17            598.17
8/ 1/95              673      PURCHASED                 1.00           0.00             -673.16            673.16

07662-076
PAGE 25
DIEBOLD NEWARK HRLY 401K-RET GOVT M
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                   COMPUTED ON A 12/31/94 VALUE OF $7,627.75
                    ***************************************

  TRADE          SHARES/      PURCHASE/                UNIT        TRANSACTION      PURCHASE/SALE      HISTORICAL
  DATE          PAR VALUE       SALE                   PRICE          EXPENSE         PROCEEDS            COST
 8/ 3/95           1,664      SOLD                      1.00           0.00            1,664.47          1,664.47
 8/ 8/95             458      PURCHASED                 1.00           0.00             -458.42            458.42
 8/15/95             546      PURCHASED                 1.00           0.00             -546.00            546.00
 8/17/95           1,004      SOLD                      1.00           0.00            1,004.42          1,004.42
 8/22/95             509      PURCHASED                 1.00           0.00             -509.13            509.13
 8/29/95             534      PURCHASED                 1.00           0.00             -534.21            534.21
 9/ 1/95               2      PURCHASED                 1.00           0.00               -2.21              2.21
 9/ 6/95           1,046      SOLD                      1.00           0.00            1,045.55          1,045.55
 9/12/95             535      PURCHASED                 1.00           0.00             -534.55            534.55
 9/20/95             577      PURCHASED                 1.00           0.00             -576.83            576.83
 9/25/95             562      PURCHASED                 1.00           0.00             -562.00            562.00
10/ 2/95               4      PURCHASED                 1.00           0.00               -3.63              3.63
10/ 4/95             526      PURCHASED                 1.00           0.00             -526.38            526.38
10/11/95             548      PURCHASED                 1.00           0.00             -548.26            548.26
10/16/95             474      PURCHASED                 1.00           0.00             -473.66            473.66
10/18/95           3,225      SOLD                      1.00           0.00            3,225.31          3,225.31
10/24/95             556      PURCHASED                 1.00           0.00             -556.03            556.03
10/31/95             516      PURCHASED                 1.00           0.00             -516.04            516.04
11/ 1/95               7      PURCHASED                 1.00           0.00               -6.58              6.58
11/ 6/95             500      PURCHASED                 1.00           0.00             -499.57            499.57
11/14/95             494      PURCHASED                 1.00           0.00             -493.57            493.57
11/20/95             529      PURCHASED                 1.00           0.00             -529.03            529.03
11/30/95           2,600      SOLD                      1.00           0.00            2,600.00          2,600.00
12/ 1/95               8      PURCHASED                 1.00           0.00               -8.15              8.15
12/ 5/95             493      PURCHASED                 1.00           0.00             -492.93            492.93
12/12/95             454      PURCHASED                 1.00           0.00             -453.50            453.50
12/19/95             448      PURCHASED                 1.00           0.00             -448.06            448.06
12/27/95             535      PURCHASED                 1.00           0.00             -535.01            535.01

                   TOTAL                                               0.00           34,412.27         34,412.27

07662-076
PAGE 26
DIEBOLD NEWARK HRLY 401K-RET GOVT M
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                   COMPUTED ON A 12/31/94 VALUE OF $7,627.75
                    ***************************************

TRADE            SHARES/      PURCHASE/                UNIT        TRANSACTION      PURCHASE/SALE      HISTORICAL
DATE            PAR VALUE       SALE                   PRICE          EXPENSE         PROCEEDS            COST
                   VICTORY PRIME OBLIGATIONS FUND
                ------------------------------------
1/ 3/95            2,043      SOLD                      1.00           0.00            2,042.77          2,042.77
1/ 4/95                5      PURCHASED                 1.00           0.00               -5.25              5.25
1/ 6/95              337      PURCHASED                 1.00           0.00             -337.23            337.23
1/10/95              352      PURCHASED                 1.00           0.00             -351.90            351.90
1/18/95              406      PURCHASED                 1.00           0.00             -405.84            405.84
1/23/95              427      PURCHASED                 1.00           0.00             -426.82            426.82
1/24/95            1,527      SOLD                      1.00           0.00            1,527.04          1,527.04
1/30/95              455      PURCHASED                 1.00           0.00             -454.60            454.60
2/ 2/95              452      SOLD                      1.00           0.00              451.89            451.89
2/ 7/95              498      PURCHASED                 1.00           0.00             -498.41            498.41
2/13/95              444      PURCHASED                 1.00           0.00             -444.39            444.39
2/21/95              463      SOLD                      1.00           0.00              463.21            463.21
2/28/95              522      PURCHASED                 1.00           0.00             -521.80            521.80
3/ 2/95                2      PURCHASED                 1.00           0.00               -2.17              2.17
3/ 6/95              465      PURCHASED                 1.00           0.00             -464.97            464.97
3/14/95              381      PURCHASED                 1.00           0.00             -381.37            381.37
3/20/95              441      PURCHASED                 1.00           0.00             -441.40            441.40
3/21/95            2,294      SOLD                      1.00           0.00            2,294.01          2,294.01
3/29/95              408      PURCHASED                 1.00           0.00             -408.37            408.37
4/ 3/95              408      SOLD                      1.00           0.00              408.37            408.37

                   TOTAL                                               0.00           12,331.81         12,331.81

07662-076
PAGE 27
DIEBOLD NEWARK HRLY 401K-RET GOVT M
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                   BY BROKER
                   COMPUTED ON A 12/31/94 VALUE OF $7,627.75
                    ***************************************

TRADE            SHARES/    BUY/                                   TRANSACTION                         HISTORICAL
DATE            PAR VALUE   SELL   DESCRIPTION                        EXPENSE           CASH              COST
                                MUTUAL FUND
                ----------------------------------------
11/30/95           2,600     B MUTUAL FUNDS RECEIVABLES                0.00           -2,600.00          2,600.00
11/30/95          -2,600     B MUTUAL FUNDS RECEIVABLES                0.00            2,600.00         -2,600.00

                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.








 DIEBOLD, INCORPORATED RETIREE MEDICAL FUNDING PLAN FOR NEWARK HOURLY EMPLOYEES
- --------------------------------------------------------------------------------
                                 (Name of Plan)





Date:  June 24, 1996                            By: /s/ Gerald F. Morris
      --------------                            ----------------------
                                                   Gerald F. Morris
                                                   Executive Vice President and
                                                   Chief Financial Officer
                                                   (Principal Accounting and
                                                   Financial Officer)

                              DIEBOLD, INCORPORATED

                                    FORM 11-K

                                INDEX TO EXHIBITS



EXHIBIT NO.                                                          PAGE NO.
- -----------                                                          --------

      23.     Consent of Independent Auditors                           53